Exhibit 10.2
Execution Copy

MSM LP HOLDINGS LP

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

August 10, 2018

ARTICLE 1 INTERPRETATION 2
1.1 Definitions    2
1.2 Schedules    10
1.3 Headings    11
1.4 Number and Gender    11
1.5 Business Days    11
1.6 Currency and Payment Obligations    11
1.7 Calculation of Interest    11
1.8 Accounting Principles    11
1.9 Statute and Agreement References    11
1.10 Section and Schedule References    12
1.11 Amendment and Restatement    12
ARTICLE 2 THE LIMITED PARTNERSHIP12
2.1 Formation and Name of Partnership    12
2.2 Single Purpose Entity    12
2.3 Business of the Partnership and the Project Partnership    12
2.4 Amendment of Partnership Declaration    12
2.5 Office of the Partnership    13
2.6 Dealings with Partnership    13
ARTICLE 3 THE LIMITED PARTNERS13
3.1 Limitation on Authority of Limited Partners    13
3.2 Limited Liability of Limited Partners    13
3.3 Compliance with Laws    14
ARTICLE 4 RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE GENERAL PARTNER14
4.1 Powers, Duties and Obligations    14
4.2 Specific Powers and Duties    15
4.3 Related Party Contracts    16
4.4 Title to Property    16
4.5 No Commingling of Funds    16
4.6 Exercise of Duties    17
4.7 Limitation of Liability    17
4.8 Indemnity of General Partner    17
4.9 Indemnity of Partnership    17
4.10 Removal and Deemed Resignation    18
4.11 Transfer to New General Partner    18
4.12 Transfer of Title to New General Partner    18
4.13 Release by Partnership    18
4.14 New General Partner    19
4.15 Required Documents; Residency    19
4.16 Expenses    19
4.17 General Partner Obligations; Limitations    19
ARTICLE 5 CAPITAL CONTRIBUTIONS19

(i)

5.1 Capital    19
5.2 Authorized Capital    20
5.3 Attributes of Units    20
5.4 Capital Contributions    20
5.5 Issuance of Additional Units    20
5.6 Subscription for Units    20
5.7 Unit Certificates    20
5.8 Capital Accounts    21
5.9 Partnership Capital    21
ARTICLE 6 FINANCING OF THE PARTNERSHIP21
6.1 Additional Capital Contributions    21
ARTICLE 7 TRANSFER & DISPOSITION BY A LIMITED PARTNER23
7.1 General Prohibition    23
7.2 General Restrictions    23
7.3 Permitted Transfer    25
7.4 Permitted Transfers to Controlled Affiliates    25
7.5 Right of First Offer re: Transfer of Units by Limited Partners    26
7.6 Tag-Along Rights    27
7.7 Drag Along Rights    28
7.8 Conditions to Admission    30
7.9 Restrictions on Transfer    30
7.10 Continuing Obligations    30
7.11 Pledge of Units    30
7.12 Indirect Transfers    31
7.13 No Right of First Offer    32
ARTICLE 8 ALLOCATION OF PROFITS AND LOSSES32
8.1 Distributions    32
8.2 Ownership of Partnership Property    32
8.3 Partnership Profit or Loss; Allocations    33
8.4 Income Tax Allocation    33
8.5 Tax Returns    33
8.6 Fiscal Year    34
ARTICLE 9 BOOKS AND RECORDS AND AUDITOR34
9.1 Books and Records    34
9.2 Access to Information    34
9.3 Selection of Auditor and Reporting    35
9.4 Accounting Principles    36
9.5 General Partner Obligations; Books and Records and Auditor    36
ARTICLE 10 PARTNERSHIP MEETINGS36
10.1 Partnership Meetings    36
ARTICLE 11 GENERAL SALE PROVISIONS38

(ii)

11.1 Warranties of Seller    38
11.2 Closing Conditions    38
11.3 Payment    38
11.4 Allocation of Purchase Price    38
11.5 Indebtedness between Seller and the Partnership    38
11.6 Failure to Transfer Units    39
ARTICLE 12 CONFIDENTIALITY40
12.1 Confidentiality    40
12.2 Public Announcements    42
12.3 Subsidiaries as Third Party Beneficiaries    42
12.4 Survival    42
ARTICLE 13 TERM, TERMINATION AND DEFAULT42
13.1 Term    42
13.2 Termination    42
13.3 Limited Return of Capital Contributions Upon Dissolution    43
13.4 Distribution Upon Liquidation    43
ARTICLE 14 REPRESENTATIONS AND WARRANTIES44
14.1 General Partner Representations and Warranties    44
14.2 Representations and Warranties of the Limited Partners    45
14.3 Survival    47
ARTICLE 15 GENERAL47
15.1 Limited Partner not a General Partner    47
15.2 Agreement to be Bound    47
15.3 Entire Agreement    47
15.4 Amendment    47
15.5 Rights of Set-Off    48
15.6 Waiver    48
15.7 Governing Law    48
15.8 Severability    49
15.9 Time of Essence    49
15.10 Further Assurances    49
15.11 Notice    49
15.12 Benefit/Binding    50
15.13 Dispute Resolution Procedure    50
15.14 Assignment    51
15.15 Legend on Certificates    51
15.16 Remedies    51
15.17 Withholding    51
15.18 Expenses    52
15.19 Independent Advice    52
15.20 Counterparts    52
15.21 Corporate Opportunities, Waiver of Fiduciary Duties, Etc.    52

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS    AMENDED    AND    RESTATED    LIMITED    PARTNERSHIP AGREEMENT (the “Agreement”) is made as of August 10, 2018 among:

PATTERN CANADA FINANCE COMPANY ULC, a company existing under the laws of the Province of Nova Scotia, along with its successors and permitted assigns
(“Pattern Limited Partner”),

and

VERTUOUS ENERGY CANADA INC., a corporation existing under the laws of the Canada, along with its successors and permitted assigns,
(“PSP Limited Partner”),

and

PATTERN MSM GP HOLDINGS INC., a corporation existing under the laws of the Province of Ontario,
(the “General Partner”).

WHEREAS Mont Sainte-Marguerite Wind Farm L.P. (the “Project Partnership”) was formed as a limited partnership in accordance with the Civil Code of Québec (the “Civil Code”);
AND WHEREAS MSM LP Holdings LP (the “Partnership”) was formed as a limited partnership under the laws of the Province of Ontario on July 20, 2018 for the purpose of holding and disposing of a limited partnership interest in the Project Partnership;
AND WHEREAS the General Partner and Pattern Limited Partner are parties to a limited partnership agreement dated as of July 20, 2018 (the “Original Limited Partnership Agreement”) for the purpose of governing the affairs of the Partnership;
AND WHEREAS on the date hereof, PSP Limited Partner subscribed for 53,888,945.62 Units in the Partnership and became a Limited Partner;

(iii)

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

AND WHEREAS on August 10, 2018, PRHC Holdings LP transferred approximately 99.99% of its units in the Project Partnership to the Partnership;
AND WHEREAS the General Partner, Pattern Limited Partner and the PSP Limited Partner wish to amend and restate the Original Limited Partnership Agreement;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties agree as set forth below.
Article 1
INTERPRETATION

1.1	Definitions
In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the following meanings:

(1)	“Act” means the Limited Partnerships Act (Ontario);

(2)	“Additional Contribution” has the meaning set forth in Section 6.1(5);

(3)
“Administration Services” means the administration services provided by the PAA Provider to the Project pursuant to the PAA, which includes the bookkeeping, accounting, administration of accounts payable, accounts receivable, preparation of financial statements and tax returns, loan administration (other than loan administration to be provided in relation to construction loan and project financing for the Project as set forth in the O&M Contract) and other administrative services that may be customarily requested and agreed by the PAA Provider and the General Partner from time to time that are provided for the benefit of the Project Partnership in respect of the Project;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(4)
“Affiliate” means, in respect of a Party, any Person that as at the time determined, (i) Controls such Party, (ii) is Controlled by such Party, or (iii) is Controlled by the same Person that Controls such Party; provided that (x) neither the Partnership nor the General Partner shall be deemed an Affiliate of either Pattern or PSP for any purpose hereunder, (y) neither Pattern Energy Group LP nor Pattern Energy Group 2 LP shall be deemed an Affiliate of either Pattern or PSP for any purpose hereunder, and (z) neither Partner shall be deemed an Affiliate of the other Partner for any purpose hereunder;

(5)
“Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this Agreement and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every amending agreement and agreement supplemental or ancillary hereto;

(6)	“Annual Financial Statements” has the meaning set forth in Section 9.3(3);

(7)	“Applicable Law” means:

(a)	applicable federal, state, provincial or municipal laws, orders-in-council, bylaws, codes, rules, policies, regulations and statutes;

(b)	applicable orders, decisions, codes, judgments, rules, injunctions, decrees, awards and writs of any Governmental Agency;

(c)	applicable rulings and conditions of any license, permit, certificate, registration, authorization, consent and approval issued by a Governmental Agency;

(8)	“Auditors” means the auditors of the Partnership, as determined by the General Partner from time to time, and the Project Partnership;

(9)	“Bank” means the bank that is appointed the principal banker of the Partnership from time to time;

(10)	“Board” means the board of directors of the General Partner appointed or elected from time to time;

(11)	“Business” means the business and activities of the Partnership which shall be limited to holding and disposing of a limited partnership interest in the Project Partnership;

(12)	“Business Day” means any day other than a Saturday, Sunday or federal holiday in San Francisco, California, USA or Montréal, Québec, Canada;

(13)	“Capital Account” means the account to be maintained by the Partnership for each Partner in accordance with Section 5.8;

(14)	“Capital Call” means a call by the General Partner to the Partners to contribute a specified amount of money to the Partnership;

(15)	“Capital Contribution” means the money contributed from time to time by a Partner (or its predecessor in interest) to the capital of the Partnership; the aggregate Capital

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

Contribution of each Limited Partner on the date of this Agreement is set forth in Schedule “A” under the heading “Capital Contribution” and shall be updated by the General Partner from time to time;

(16)	“Civil Code” has the meaning set forth in the Recitals;

(17)	“COD” means the date de début des livraisons of the Project, as defined in the Power Purchase Agreement, being March 3, 2018;

(18)	“Competitively Sensitive Information” has the meaning set forth in Section 12.1(2);

(19)
“Competitor” means a Person that directly or indirectly (including through one or more Affiliates) develops or operates wind power or solar power projects (“Competitive Activities”); but for the purposes of the restrictions on transfer set forth in Section 7.9, the definition of “Competitor” shall not include a pension fund, investment fund, pooled investment vehicle, insurance company or institutional investor that is directly or indirectly engaged in such activities through another Person (including through one or more Affiliates); provided that (a) the transferee’s primary business activity is not its direct or indirect ownership of such Person, and (b) such transfer shall not be to the Person that is directly engaged in Competitive Activities;

(20)	“Confidential Information” has the meaning set forth in Section 12.1(1);

(21)	“Contract” means any agreement, indenture, contract, purchase order, lease, sublease, deed of trust, licence, option or instrument, in any case, whether written or oral;

(22)	“Contributing Limited Partner” has the meaning set forth in Section 6.1(5);

(23)
“Control” or “Controls” means, with respect to any Person at any time, (i) holding, whether directly or indirectly, as owner or other beneficiary (other than solely as the beneficiary of an unrealized security interest) securities or ownership interests of that Person carrying votes or ownership interests sufficient to elect or appoint more than 50% of the individuals who are responsible for the supervision or management of that Person, or (ii) the exercise of de facto control of that Person, whether direct or indirect and whether through the ownership of securities or ownership interests or by Contract, trust or otherwise, and “Controlled” and “Controlling” have corresponding meanings;

(24)
“Controlled Affiliate” means (i) in respect of PSP, an Affiliate of PSP that is Controlled by Public Sector Pension Investment Board, and (ii) in respect of Pattern, an Affiliate of Pattern that is Controlled by PEGI;

(25)	“Dispute” has the meaning set forth in Section 15.13;

(26)	“Drag Along Notice” has the meaning set forth in Section 7.7(1);

(27)	“Drag Along Sale” has the meaning set forth in Section 7.7(1);

(28)	“Drag Sale Interests” has the meaning set forth in Section 7.7(1);

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(29)
“Encumbrance” means any mortgage, lien, encumbrance, charge, pledge, hypothecation, assignment by way of security, security interest, title retention, preferential right or trust arrangement, easement or any other security arrangement or any other arrangement having the same effect;

(30)	“Entity” means any Person other than a natural person;

(31)	“Escalated Good Faith Discussions” has the meaning set forth in Section 15.13;

(32)	“Financial Statements” means, collectively, the Annual Financial Statements and the Quarterly Financial Statements;

(33)	“Fiscal Year” has the meaning set forth in Section 8.6;

(34)	“Funding Notice” has the meaning set forth in the Section 6.1(1);

(35)
“GAAP” means United States generally acceptable accounting principles, as such principles may be amended, varied or replaced from time to time and as accepted and adopted by the applicable Party, which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any Financial Statements referred to herein;

(36)	“General Partner” means Pattern MSM GP Holdings Inc. and any other Person that is admitted as a general partner of the Partnership from time to time;

(37)
“Governmental Agency” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) acting in a regulatory capacity and having jurisdiction over the matter or Person in question, including the Power Authority;

(38)	“GST” means the taxes imposed respectively under Part IX of the Excise Tax Act (Canada) and Title I of An Act respecting the Québec sales tax (Québec) or any one of these taxes, as the case may be;

(39)	“including” means including without limitation, and “includes” means includes without limitation;

(40)	“Income Tax Act” means the Income Tax Act (Canada);

(41)	“Initial Good Faith Discussions” has the meaning set forth in Section 15.13;

(42)	“Limited Partners” means Pattern and PSP, and such other Partners as may be admitted to the Partnership as a limited partner from time to time;

(43)
“Management Agreement” means the Management Agreement between Operations Eoliennes RES Canada and the Project Partnership dated January 15, 2015 as assigned by Operations Eoliennes RES Canada to the Manager pursuant to an assignment and assumption agreement dated February 5, 2015;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(44)
“Manager” means Pattern Development MSM Management ULC, a corporation existing under the laws of the Province of Nova Scotia; provided, however, that if the Management Agreement is terminated, or the action, approval or consent to be taken or given, or not taken or given, is not within the scope of the Manager’s powers under the Management Agreement, then all references to any action, approval or consent to be taken or given, or not taken or given, by the Manager shall instead be deemed to be a reference to such action, approval or consent being taken or given, or not taken or given, by the Project General Partner;

(45)	“Manager Shareholder Agreement” means the Unanimous Shareholder Agreement between the Manager, the Pattern Limited Partner and the PSP Limited Partner, dated August 10, 2018;

(46)	“MW” means megawatt;

(47)	“Non-Contributing Other Partner” has the meaning set forth in Section 6.1(6);

(48)	“Non-Contributing Limited Partner” has the meaning set forth in Section 6.1(6);

(49)
“O&M Contract” means the Management, Operation and Maintenance Services Agreement entered into by the Project Partnership and the O&M Provider, dated March 3, 2017 in connection with the management, operation and maintenance of the Project;

(50)
“O&M Provider” means Pattern Operators Canada ULC or an Affiliate thereof, Pattern or an Affiliate thereof or a Permitted Transferee of Pattern or an Affiliate thereof, that is engaged by the Project Partnership pursuant to the O&M Contract to provide operations, management and maintenance services to the Project Partnership with respect to the Project;

(51)	“Operational Phase” means the period from March 3, 2018 to the date that the Project ceases operations;

(52)	“Original Limited Partnership Agreement” has the meaning set forth in the recitals to this Agreement;

(53)
“PAA” means the project administration agreement entered into by the Project Partnership and the PAA Provider, dated March 3, 2017, pursuant to which the PAA Provider provides Administration Services to the Project, the Project General Partner and the Project Partnership;

(54)
“PAA Provider” means Pattern Operators Canada ULC or an Affiliate thereof that is engaged by the Project General Partner on behalf of the Project Partnership pursuant to the PAA to provide Administration Services to the Project, the Project General Partner and the Project Partnership;

(55)	“Partners” means collectively, the General Partner and the Limited Partners and “Partner” means any one of them;

(56)	“Partnership” has the meaning set forth in the recitals to this Agreement;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(57)	“Partnership Declaration” means the declaration filed under the Act forming the Partnership, as amended from time to time;

(58)	“Partnership Losses” means, with respect to a particular period, the unconsolidated net loss, if any, of the Partnership for such period determined in accordance with GAAP;

(59)	“Partnership Profits” means, with respect to a particular period, the unconsolidated net profit, if any, of the Partnership for such period determined in accordance with GAAP;

(60)	“Party” means a party to this Agreement;

(61)
“Pattern” means the Pattern Limited Partner or its Controlled Affiliates to which all but not less than all of the Units held by Pattern Limited Partner are Transferred and, in the case of a Transfer by Pattern Limited Partner of less than all of its Units to its Controlled Affiliate(s), means the Pattern Limited Partner and such Controlled Affiliate(s) together;

(62)	“PEGI” means Pattern Energy Group Inc., a Delaware corporation;

(63)	“Permitted Pledge” has the meaning set forth in Section 7.11;

(64)	“Permitted Realization” has the meaning set forth in Section 7.11;

(65)
“Permitted Transferee” of a Limited Partner means a Transferee of Units pursuant to Section 7.3(1)(a) or 7.3(2)(a), as applicable, provided that, with respect to PSP, none of its portfolio companies or other investments shall be deemed a Permitted Transferee;

(66)
“Person” means any individual (natural person), partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, limited liability company, trust, trustee, executor, administrator or other legal personal representative, Governmental Agency or entity however designated or constituted;

(67)	“Power Authority” means Hydro-Québec Distribution, and any successor agency thereto;

(68)
“Power Purchase Agreement” means the electricity supply agreement (Contrat d’approvisionnement en électricité) dated February 6, 2015, as amended thereafter from time to time, in respect of the Project;

(69)	“Prior General Partner” means a General Partner that resigns, is deemed to resign, is removed or withdraws from the Partnership in accordance with Section 4.10;

(70)
“Project” means the approximately 143 MW wind energy generation facility which is located in the municipalités of Saint-Sylvestre (MRC de Lotbinière), Saint-Séverin (MRC Robert-Cliche), Sacré-Coeur-de-Jésus (MRC des Appalaches) and Sainte-Frederic (MRC Robert-Cliche);

(71)	“Project Agreements” means Contracts of the types described in Schedule “B”;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(72)	“Project Assets” means any and all assets directly used in, or connected with, the Project Business;

(73)
“Project Business” means the business and activities of the Project Partnership which shall be limited to acquiring, financing, developing, owning, leasing, selling, procuring, encumbering, securing, designing, constructing, reconstructing, erecting, installing, testing, commissioning, decommissioning, improving, replacing, relocating, removing, repairing, maintaining, using, monitoring, managing, operating, repowering, dismantling, and disposing of the Project;

(74)
“Project Financing” means the project financing with recourse limited to the Project Assets (including a pledge of shares of the Project General Partner or Project Partnership Units, assignments of certain of the Project Agreements, or any other arrangements as are customarily required by project finance lenders under a project financing of renewable energy projects) obtained by the Project Partnership from a lender or syndicate of lenders for purposes of financing the construction of the Project on March 3, 2017, and any refinancing thereof or financing supplemental thereto;

(75)	“Project General Partner” means Mont Sainte-Marguerite Wind Farm Inc., a corporation existing under the laws of the Province of Québec;

(76)	“Project LPA” means the Limited Partnership Agreement of the Project Partnership between the limited partner of the Project Partnership and the Project General Partner, dated January 15, 2015;

(77)
“Project Operating Budget” means the budget including any amendments or agreed deviations thereto outlining the anticipated costs and expenses, the required capital contributions and the general expected timelines associated with the Operational Phase of the Project, to be prepared and approved by the Manager;

(78)	“Project Partnership Units” means limited partnership units in the capital of the Project Partnership designated as Units, having the attributes set out in Project LPA;

(79)	“Project Shareholder Agreement” means the Unanimous Shareholder Agreement between the Project General Partner and the shareholders of the Project General Partner, dated April 1, 2016;

(80)
“PSP” means the PSP Limited Partner or its Controlled Affiliates to which all but not less than all of the Units held by PSP Limited Partner are Transferred and, in the case of a Transfer by PSP Limited Partner of less than all of its Units to its Controlled Affiliate(s), means the PSP Limited Partner and such Controlled Affiliate(s) together;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(81)
“Qualified Transferee” means a party that has either (A)(x) a rating not less than “BBB” from S&P or “Baa3” from Moody’s or (y) is Controlled by an Affiliate meeting the criteria specified in (x), or (B) together with its Affiliate(s) on consolidated basis, a tangible net worth of at least US$500,000,000, or, in the case of an investment fund, pension plan or other similar entity, aggregate assets under management of at least US$500,000,000;

(82)	“Quarterly Financial Statements” has the meaning set forth in Section 9.3(4);

(83)	“Related Party” means, with respect to any Person, any Affiliate of such Person and any director, officer, employee and agent of such Person and of such Person’s Affiliates;

(84)	“Related Party Contract” had the meaning set forth in Section 4.3(1);

(85)	“Representatives” means, with respect to any Entity, such Entity’s officers, directors, employees, consultants, agents, advisors, attorneys, lenders, shareholders and other equity investors;

(86)	“Required Capital” has the meaning set forth in Section 6.1(5);

(87)	“ROFO Acceptance Period” has the meaning set forth in Section 7.7(3);

(88)	“ROFO Declination” has the meaning set forth in Section 7.5(2);

(89)	“ROFO Notice” has the meaning set forth in Section 7.5(1);

(90)	“ROFO Offer” has the meaning set forth in Section 7.5(2);

(91)	“ROFO Offeree” has the meaning set forth in Section 7.5(1);

(92)	“ROFO Offeror” has the meaning set forth in Section 7.5(1);

(93)	“Shareholder Agreement” means the Unanimous Shareholder Agreement governing the business and affairs of the General Partner dated as of August 10, 2018;

(94)	“Single Purpose Entity” means a Person, which:

(a)	is formed or organized solely for the purpose of the Business;

(b)
does not engage, directly or indirectly in any business other than the Business and such undertakings as may be ancillary thereto or as the General Partner deems advisable in order to carry on the Business;

(c)	holds itself out as being a Person, separate and apart from any other Person;

(d)	does not commingle its assets with those of any other Person;

(e)	conducts its own business in its own name (including by or through the General Partner acting as general partner of the Partnership) and provided same shall be restricted to the Business;

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

(f)	does not acquire obligations or securities of its Partners or any Affiliate thereof other than as permitted by this definition of Single Purpose Entity;

(g)	allocates fairly and reasonably any overhead of shared office space;

(h)	does and will correct any known misunderstanding regarding its separate identity; and

(i)	shall at all times be authorized to carry on business in the Province of Ontario or Québec;

(95)	“Subject Ownership Interest” has the meaning set forth in Section 7.5(1);

(96)	“Subsidiary” of any Person means an Entity Controlled by such Person, and “Subsidiaries” means more than one of the foregoing, as applicable;

(97)	“Tagging Interests” has the meaning set forth in Section 7.6;

(98)	“Tag Along Acceptance Notice” has the meaning set forth in Section 7.6;

(99)	“Tag Along Notice” has the meaning set forth in Section 7.6;

(100)	“Tag Along Purchaser” has the meaning set forth in Section 7.6;

(101)	“Tag Along Sale” has the meaning set forth in Section 7.6;

(102)	“Tag Sale Interests” has the meaning set forth in Section 7.6;

(103)
“Tax Income” or “Tax Loss” of the Partnership for any Fiscal Year means the income or loss and any taxable capital gain or allowable capital loss of the Partnership, determined for that period in accordance with the provisions of the Income Tax Act;

(104)	“Third Party” means, with respect to Pattern or PSP, any Person who deals at arm’s length with Pattern or PSP, as the case may be;

(105)	“Third Party Transfer Documents” has the meaning set forth in Section 7.7(4);

(106)
“Transfer” means to sell, assign, dispose of, exchange, pledge, grant an Encumbrance over, hypothecate or otherwise transfer Units or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and, except as provided in Section 7.12, a Transfer of the units or other equity interest in a Limited Partner or in any Person that directly or indirectly holds units or other equity interest in such Limited Partner (other than an Upstream Pledge or Upstream Realization, or as permitted pursuant to Section 7.12(2)), and “to Transfer”, “Transferred”, “Transferor” and “Transferee” and similar expressions have corresponding meanings;

(107)	“Unit Certificate” has the meaning set forth in Section 5.7;

(108)	“Unit Interest(s)” means the ownership percentages of the Units held by Partners, determined for a Partner as the percentage reflected by a fraction (x) the numerator of which

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

is the number of Units owned by such Partner and (y) the denominator of which is the total number of issued and outstanding Units;

(109)	“Units” means partnership units in the capital of the Partnership designated as Units, having the attributes set out in this Agreement;

(110)	“Upstream Pledge” has the meaning set forth in Section 7.11; and

(111)	“Upstream Realization” has the meaning set forth in Section 7.11.

1.2	Schedules
The following Schedules are attached to and form part of this Agreement:
Schedule    Title
“A”        Current Capital Contributions and Current Units
“B”        Project Agreements
“C”        Form of Unit Certificate

1.3	Headings
The division of this Agreement into sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4	Number and Gender
Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5	Business Days
If this Agreement requires any payment to be made or other action to be taken on a day that is not a Business Day, then the payment or action will be made or taken on the next Business Day.

1.6	Currency and Payment Obligations
Except as this Agreement otherwise expressly provides, all dollar amounts in this Agreement are stated in Canadian dollars and any payment this Agreement contemplates will be made by cash, wire transfer, certified cheque or any other method that provides immediately available funds.

1.7	Calculation of Interest
In calculating interest payable under this Agreement for any period of time, the first day of such period will be included and the last day of such period will be excluded.

1.8	Accounting Principles
All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any certificate or other document made or delivered pursuant hereto, such determination or computation will, to the extent applicable and except as otherwise specified in this Agreement or as otherwise agreed in writing by the Parties, be made in accordance with GAAP applicable as at the date on which such determination or computation is made or required to be made, applied on a consistent basis.

1.9	Statute and Agreement References
Unless otherwise expressly stated, any reference in this Agreement to any statute or any section of a statute will be deemed to be a reference to such statute or section as amended, restated, replaced or re-enacted from time to time and any reference in this Agreement to any agreement will be deemed to be a reference to such agreement, as amended, supplemented or replaced from time to time.

1.10	Section and Schedule References
Unless the context requires otherwise, references in this Agreement to Articles, Sections, Subsections or Schedules are to articles, sections, subsections or schedules, as the case may be, of this Agreement.

1.11	Amendment and Restatement
Effective as of the date hereof, the Original Limited Partnership Agreement is hereby amended and restated as set forth herein without in any way affecting the liabilities of any Party which may have accrued prior to the date hereof pursuant to the provisions of the Original Limited Partnership Agreement prior to its amendment and restatement hereby, and, as so amended and restated, continues in full force and effect.
ARTICLE 2
THE LIMITED PARTNERSHIP

2.1	Formation and Name of Partnership
The Partners agree that the Partnership was formed as a limited partnership on February 16, 2018, in accordance with the laws of the Province of Ontario and the provisions of the Original Limited Partnership Agreement to carry on business in common with a view to profit under the firm name and style of “MSM LP Holdings LP”. The Partnership will continue as a limited partnership under the terms of this Agreement. The rights and liabilities of the Partners will be as provided in the Act except as herein otherwise expressly provided.

2.2	Single Purpose Entity
The Partnership is a Single Purpose Entity and shall not at any time cease to be a Single Purpose Entity.

2.3	Business of the Partnership and the Project Partnership
The Partnership was formed for the purpose of carrying on the Business and the Project Partnership was formed for the purpose of carrying on the Project Business. The Partnership may also engage in such undertakings or matters as may be ancillary to the Business or as the General Partner deems advisable in order to carry on the Business. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not, and (subject to Section 4.17) the General Partner will cause the Project Partnership to not, hold an interest in any Person where such Person is not wholly-owned by the Partnership or the Project Partnership, except that the Partnership may hold an interest in the Project Partnership.

2.4	Amendment of Partnership Declaration
The General Partner will promptly following the occurrence of any event requiring cancellation or amendment of the Partnership Declaration, sign and acknowledge on behalf of all Partners a writing conforming to the requirements of the Act and will file and record such writing as required.

2.5	Office of the Partnership
The principal place of business of the Partnership will be the principal office of the General Partner and may be changed from time to time by the General Partner giving notice of such change to the Limited Partners. The principal place of business of the Project Partnership will be the current principal office of Project Partnership and may be changed from time to time by the General Partner giving notice of such change to the Limited Partners.

2.6	Dealings with Partnership
The General Partner will notify all counterparties of the Partnership and will cause the Project General Partner to notify all counterparties of the Project Partnership that such counterparties are transacting with a limited partnership.
ARTICLE 3
THE LIMITED PARTNERS

3.1	Limitation on Authority of Limited Partners
No Limited Partner will:

(a)	take part in the control or management of the Business or exercise any power in connection therewith;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold itself out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)
bring any action for partition or sale or otherwise in connection with the Partnership or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

3.2	Limited Liability of Limited Partners

(1)
Subject to the provisions of the Act and of similar legislation in other jurisdictions, the liability of each Limited Partner for the undertakings, debts, liabilities and obligations of the Partnership will be limited to each Limited Partner’s Capital Contribution plus any unpaid capital contributions that such Limited Partner agreed to pay or contribute; however, if as a result of a return of capital to the Partners, the capital of the Partnership is reduced and the Partnership becomes unable to discharge its debts in the normal course, each Partner having received any such return of capital is bound to return a sum, not in excess of such return of capital, with interest, to the Partnership to the extent necessary to discharge the Partnership’s liabilities to all creditors who extended credit or whose claims otherwise arose before the return of capital.

(2)	The Limited Partners acknowledge the possibility that, among other reasons, they may lose limited liability:

(a)	for taking part in the control or management of the Business; or

(b)	for making or being responsible for false statements in the public filings made pursuant to the Act, in which case the Limited Partners may be liable to Third Parties.

3.3	Compliance with Laws
The Limited Partners will, on the request of the General Partner from time to time, immediately execute any documents considered by the General Partner to be necessary to comply with any Applicable Laws of any jurisdiction in Canada, for the continuation, operation or good standing of the Partnership. Each Limited Partner shall continue to be a resident of Canada for purposes of the Income Tax Act or, if such Partner is a partnership, continue to be a “Canadian partnership” within the meaning of the Income Tax Act.
ARTICLE 4
RIGHTS, POWERS, DUTIES AND OBLIGATIONS OF THE GENERAL PARTNER

4.1	Powers, Duties and Obligations
The General Partner has:

(a)	unlimited liability for the undertakings, debts, liabilities and obligations of the Partnership;

(b)
subject to any applicable limitations set forth in the Act, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs, and to make decisions regarding the undertaking and business, of the Partnership; and

(c)
the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the Business.

Any action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

4.2	Specific Powers and Duties
In addition to the powers and authorities possessed by the General Partner pursuant to the Act or conferred by law or elsewhere in this Agreement, and without limiting the generality of Section 4.1, the General Partner will have the power to:

(a)	execute and carry out all agreements on behalf of the Partnership that the General Partner determines are necessary or advisable in the carrying out of the Business;

(b)	open and manage bank accounts in its name or in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner hereunder;

(c)
mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership now owned or hereafter acquired, to secure any present and future borrowings and related expenses of the Partnership;

(d)	incur all costs and expenses in connection with the Partnership;

(e)
employ, retain, engage or dismiss from employment or service, personnel, agents, representatives or professionals with the powers and duties and upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the Business;

(f)	invest in short term investments cash assets of the Partnership that are not immediately required for the operation of the Business;

(g)
act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(h)	commence or defend any action or proceeding in connection with the Partnership;

(i)	file returns or other documents with any Governmental Agency;

(j)
execute and file on behalf of the Partnership any elections that are referred to in the Income Tax Act or other applicable tax legislation as may be required under this Agreement or are in its reasonable opinion appropriate in the circumstances, and deal generally with all tax matters relating to the Partnership;

(k)	retain legal counsel, experts, advisors or consultants as the General Partner considers appropriate and rely upon the advice of such Persons;

(l)	do anything that is in furtherance of or incidental to the Business or that is provided for in this Agreement;

(m)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the Business;

(n)	obtain insurance coverage as in the discretion of the General Partner may be necessary or advisable;

(o)	determine, subject to GAAP and the provisions of this Agreement, what proportion of a distribution is profit or capital;

(p)	carry out the objects, purposes and business of the Partnership; and

(q)
take all actions, including providing consents, and exercise all rights and comply with all obligations of the Partnership and, subject to Section 4.17, (i) the Project Partnership under the Project LPA and (ii) any agreement relating to the Project or Project Financing, as applicable.

No Person dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership.

4.3	Related Party Contracts

(1)
The Limited Partners acknowledge that (i) the General Partner, on behalf of itself and on behalf of the Partnership may, and (ii) the Project General Partner, on behalf of itself and on behalf of the Project Partnership, may, enter into agreements with Related Parties of the General Partner, the Project General Partner or the Limited Partners or with Permitted Transferees or their Affiliates in respect of the Project (“Related Party Contracts”).

(2)
The General Partner, on behalf of itself and on behalf of the Partnership may, and the Project General Partner, on behalf of itself and on behalf of the Project Partnership, may also enter into any amendment, waiver or termination of any Related Party Contract.

4.4	Title to Property
Without altering or affecting the rights, titles and interests hereby, the Partners hereby agree that the assets of the Partnership may be held in the name of the General Partner or any other entity the General Partner determines advisable, as nominee for the Partnership, and for the use and benefit of the Partners in accordance with the terms and provisions hereof, until such time as the General Partner determines that it is appropriate or advisable for the assets to be held or registered in the name of the Partnership, another nominee or otherwise. Such holding of the assets will not prevent the vesting of the legal and beneficial title thereto in the Partnership in the manner and at the time that may be otherwise herein provided.

4.5	No Commingling of Funds
The General Partner will take all necessary actions to ensure that the funds and other property of the Partnership are not commingled with the funds or other property of any other Person. The General Partner will (subject to Section 4.17) take all necessary actions to ensure that the funds and other property of the Project Partnership are not commingled with the funds or other property of any other Person.

4.6	Exercise of Duties
The General Partner covenants that it will exercise the powers and discharge its duties under this Agreement honestly, in good faith and in the best interests of the Partnership and that it will exercise the degree of care, diligence and skill that a reasonably prudent Person would exercise in comparable circumstances. The General Partner also covenants that it will devote such time and attention to the conduct of the Business as is reasonably required for the prudent management of the Business.

4.7	Limitation of Liability
The General Partner is not liable for the return of any Capital Contribution made by a Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, neither the General Partner nor its directors, shareholders, officers, employees or agents are liable (in damages or otherwise) to the Partnership or a Partner for any action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or otherwise by law, unless the act or omission was performed or omitted fraudulently or in bad faith or constituted negligence or wilful or reckless disregard of the General Partner’s obligations under this Agreement or Applicable Law. Neither the General Partner nor its directors, shareholders, officers, employees or agents are liable, responsible for or in any way accountable (in damages or otherwise) to the Partnership or a Partner for: (i) except as otherwise provided in this Section 4.7, any mistakes or errors in judgment, or any act or omission believed in good faith by the General Partner to be within the scope of authority conferred by this Agreement or otherwise by law; (ii) any action or inaction arising from good faith reliance upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants retained by any of them with reasonable care; or (iii) any action or inaction of any professional advisors selected by any of them with reasonable care. This Section 4.7 shall survive the termination of this Agreement and the dissolution of the Partnership.

4.8	Indemnity of General Partner
The Partnership (but only to the extent of the assets of the Partnership and for clarity not the Partners themselves) hereby indemnifies and holds harmless the General Partner, its directors, shareholders, officers, employees or agents from and against all costs, expenses, damages or liabilities suffered or incurred by reason of the acts, omissions or alleged acts or omissions arising out of the activities of the General Partner on behalf of the Partnership under this Agreement or in furtherance of the interests of the Partnership, unless the acts, omissions or the alleged acts or omissions on which the actual or threatened action, proceeding or claim are based were not believed in good faith by the General Partner to be within the scope of the authority conferred by this Agreement or otherwise by law, or were performed or omitted fraudulently or in bad faith or constituted negligence or wilful or reckless disregard of the obligations of the General Partner under this Agreement or Applicable Law. This Section 4.8 shall survive the termination of this Agreement and the dissolution of the Partnership.

4.9	Indemnity of Partnership
The General Partner hereby indemnifies and holds harmless the Partnership from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership by reason of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement or otherwise by law or any act or omission performed or omitted fraudulently or in bad faith or constituting negligence or wilful or reckless disregard of the General Partner’s obligations under this Agreement or Applicable Law. This Section 4.9 shall survive the termination of this Agreement and the dissolution of the Partnership.

4.10	Removal and Deemed Resignation
The General Partner shall not resign or withdraw from the Partnership or be removed as General Partner by the Limited Partners or cause the Project General Partner to resign or withdraw from the Project Partnership or be removed as Project General Partner by the Partnership except with the approval of all of the Limited Partners. Notwithstanding the foregoing, the General Partner will be deemed to have resigned as the General Partner of the Partnership, and the Limited Partners shall be deemed to have accepted such resignation, in the event of the bankruptcy, insolvency, dissolution, liquidation or winding-up of the General Partner (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner), or if applicable, the appointment of a trustee, receiver or receiver and manager of the affairs of the General Partner.

4.11	Transfer to New General Partner
On the admission of a new general partner to the Partnership and on the resignation, withdrawal or removal of the Prior General Partner, the Prior General Partner will do all things and take all steps to transfer the administration, management, control and operation of the Business and the books, records and accounts of the Partnership to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

4.12	Transfer of Title to New General Partner
On the resignation, withdrawal or removal of the Prior General Partner and the admission of a new general partner, the Prior General Partner will, at the cost of the Partnership, transfer title to the Partnership’s property held in the General Partner’s name, if any, to such new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect such transfer in a timely fashion.

4.13	Release by Partnership
On the resignation, removal or withdrawal of the Prior General Partner, the Partnership will release and hold harmless the Prior General Partner from any costs, expenses, damages or liabilities suffered or incurred by the Prior General Partner as a result of or arising out of events which occur in relation to the Partnership after such resignation, removal or withdrawal; provided that the Prior General Partner will not be released from its obligations under Section 4.9.

4.14	New General Partner
A new general partner will be admitted as a general partner of the Partnership and become a party to this Agreement by signing a counterpart hereof and will agree to be bound by all of the provisions hereof and to assume the obligations, duties and liabilities of the General Partner hereunder as and from the date the new general partner becomes a party to this Agreement.

4.15	Required Documents; Residency
The General Partner will maintain and file on behalf of the Partnership, on a timely basis, any amendments to the Partnership Declaration and any other declarations, certificates or amendments that might be required by any applicable legislation. The General Partner shall continue to be a resident of Canada (and the General Partner shall cause the Project General Partner to continue to be a resident of Canada) for the purposes of the Income Tax Act.

4.16	Expenses
The Partnership will reimburse the General Partner for all reasonable costs incurred by the General Partner or its designees in the performance of its duties hereunder, including costs and expenses of the Board, costs associated with the business of the General Partner in acting as a general partner of the Partnership, costs specifically incurred for the benefit of the Partnership and costs associated with the holding of Partners’ meetings and professional fees, but specifically excluding expenses of any action, suit or other proceeding in which, or in relation to which, the General Partner is adjudged to be in breach of any duty or responsibility imposed upon the General Partner hereunder. The Partners acknowledge and agree that any or all reimbursable expenses may, in the discretion of the General Partner, be incurred by the General Partner in the name of or on account of the Partnership, in which case such expenses will be deemed to be expenses incurred by the Partnership.

4.17	General Partner Obligations; Limitations
Notwithstanding anything else herein contained, the General Partner will cause the Project General Partner and the Project Partnership to comply with the Sections of this Agreement and the Shareholder Agreement referring to the Project General Partner or the Project Partnership in accordance with Section 3.4 of the Shareholder Agreement.
ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1	Capital
The capital of the Partnership will be the aggregate amount of the Capital Contributions. The capital of the Partnership will be divided into Units. Each Unit will represent an interest in the Partnership having the applicable rights set forth in Section 5.3 and will entitle the holder thereof to the rights and benefits of this Agreement.

5.2	Authorized Capital
The Partnership is authorized to issue an unlimited number of Units, with the rights, restrictions and conditions referred to herein.

5.3	Attributes of Units

(1)	Each Unit will have equal voting, distribution, liquidation and other rights with each other Unit. Each Unit will be equivalent to a Capital Contribution of $0.01.

(2)	A holder of Units is entitled to one vote in respect of each Unit at a meeting of the Partners.

(3)
The Units shall be deemed to be “Securities” as defined under and for the purposes of the Securities Transfer Act, 2006 (Ontario) and for purposes of any corresponding applicable law in the Province of Québec, and any successor or similar legislation thereto.

5.4	Capital Contributions

(1)	General Partner: As of the date hereof, the General Partner holds 21,999.98 Units, reflecting contributions to the Partnership of $21,999.98 .

(2)
Limited Partners: As of the date hereof, Pattern holds 56,088,943.40 Units, reflecting contributions to the Partnership of $56,088,943.40 and PSP holds 53,888,945.62 Units, reflecting contributions to the Partnership of $53,888,945.62.

5.5	Issuance of Additional Units
The General Partner may raise capital for the Partnership by selling and issuing Units on terms and conditions as the General Partner, in its discretion, may determine from time to time hereinafter and may do all things in that regard, including preparing and filing prospectuses, offering memoranda and other documents, if required, paying the expenses of issue and entering into agreements with any Person providing services for a commission or fee.

5.6	Subscription for Units

(1)
Each subscriber for Units will submit such documents as the General Partner may require in connection with such subscription, in each case completed and executed in a manner acceptable to the General Partner; provided that no subscription may be accepted that does not include the representations, warranties and covenants of the subscriber to the effect set out in Section 14.2.

(2)	A subscription for a fraction of a Unit is not permitted.

5.7	Unit Certificates
The Units of each Partner may be represented by one or more certificates (the “Unit Certificate”) in the form attached hereto as Schedule “C”. The Unit Certificates shall bear such legends as may be reasonably affixed thereto as determined by the General Partner. Unit Certificates, if issued, shall be numbered and executed by the General Partner and shall be entered into a unit transfer register as they are issued, which register shall be maintained by the General Partner. Upon surrender to the Partnership of a Unit Certificate duly endorsed or accompanied by proper evidence of lawful and authorized succession, assignment or authority to transfer, it shall be the duty of the General Partner to issue a new Unit Certificate to the Person entitled thereto, cancel the old Unit Certificate and record the transaction upon the books of the Partnership, provided that the Transfer of the Units represented thereby is expressly permitted by this Agreement.

5.8	Capital Accounts

(1)
The General Partner will maintain a separate capital account for each Partner (a “Capital Account”). The Capital Account for each Partner will consist of such Partner’s Capital Contributions made pursuant to Section 5.4 and will be:

(a)	increased by additional Capital Contributions in accordance with Article 6 by such Partner, as permitted or required hereunder;

(b)	increased by Partnership Profits allocated to such Partner;

(c)	decreased by distributions to such Partner; and

(d)	decreased by Partnership Losses allocated to such Partner.

(2)
In the event a Partner Transfers all or a portion of its Units as permitted by this Agreement, the Transferee will succeed to the Capital Account of the Partner Transferring such Units, to the extent it relates to the Units Transferred.

5.9	Partnership Capital

(1)	No Partner will be entitled to interest on any Capital Contribution or any Capital Account balance.

(2)
No Partner will have the right to withdraw all or any part of its Capital Account or to receive any return on any portion of its Capital Account, except as may be otherwise specifically provided in this Agreement.

(3)
Subject to the provisions of Article 8 and the Act, no Partner has the right to receive, and the General Partner has absolute discretion to make, any distributions to the Partners prior to the dissolution of the Partnership. Upon the dissolution of the Partnership, the assets of the Partnership will be distributed as provided in Section 13.4.

ARTICLE 6
FINANCING OF THE PARTNERSHIP

6.1	Additional Capital Contributions

(1)
The General Partner shall determine from time to time the capital and operating requirements of the Partnership and, unless otherwise unanimously agreed by the Partners, shall make Capital Calls to fund such capital and operating requirements to the extent required in order to ensure that the Partnership is able to pay its liabilities as they become due.

(2)
Capital Calls will be issued from time to time in writing (a “Funding Notice”) by the General Partner to each Partner (i) in response to a capital call to be made to the Project Partnership, in accordance with the then applicable Project Operating Budget or as approved by the Manager from time to time or (ii) as approved by the General Partner from time to time, with such Funding Notice including a schedule setting out the aggregate amount of the Capital Call and the portion of such Capital Call required to be contributed by each Partner, calculated by multiplying such aggregate Capital Call by such Partner’s Unit Interest. Unless unanimously agreed by the Partners, all Capital Calls shall be satisfied in cash and not in other property.

(3)
Any Funding Notice issued by the General Partner will include the bank account information to which payment is to be made and the due date on which the payment is required from each Partner, which date shall be at least five (5) Business Days following the date that the Funding Notice is delivered or given.

(4)
Following the issuance of a Capital Call by the General Partner, each Partner will make a Capital Contribution to the Partnership in the amount specified as such Partner’s portion of the Capital Call in the Funding Notice.

(5)	Each Limited Partner shall be required to contribute its respective share of a Capital Call, as set forth in the applicable Funding Notice.

(6)
If a Funding Notice is issued by the General Partner and any Limited Partner fails to contribute capital in accordance with such Funding Notice (in this Section 6.1(6), a “Non-Contributing Limited Partner”), then each Limited Partner that has contributed its required capital (“Required Capital”) in accordance with such Funding Notice (in this Section 6.1(6), a “Contributing Limited Partner”) shall have the right, but not the obligation, to contribute an amount up to the amount of the capital required to have been contributed by the Non-Contributing Limited Partner (such a contribution, an “Additional Contribution”). The Contributing Limited Partner will be issued Units in respect of both the Required Capital it contributed and the Additional Contribution it contributed, notwithstanding Section 5.3(1) and any other provision to the contrary herein, such that the Contributing Limited Partner is issued three Units for each $0.01 contributed.

(7)	Except as set forth above, no Partner will be required or permitted to make a Capital Contribution.

(8)
Upon a Partner making a Capital Contribution, the General Partner will amend its records to reflect each Partner’s Unit Interest (which for certainty shall not be adjusted as a result of any Capital Contribution made by a Limited Partner except as expressly provided in this Section 6.1) and Capital Contribution.

ARTICLE 7
TRANSFER & DISPOSITION BY A LIMITED PARTNER

7.1	General Prohibition

(1)	No Limited Partner may Transfer any Units except as expressly permitted by this Agreement.

(2)	Any purported Transfer of Units in violation of this Agreement is void to the maximum extent permitted by Applicable Law.

(3)
The General Partner will not register or permit the registration of any Transfer of any Units made otherwise than in compliance with the provisions of this Agreement, nor will any voting or other rights attaching to or relating to such Units be exercisable, nor will any purported exercise of such rights be valid or effective, nor will any distribution be made on such Units.

7.2	General Restrictions

(1)	Notwithstanding any other provision in this Agreement to the contrary, no Limited Partner may Transfer any Units if:

(a)
as a result, the remaining Limited Partners, the Partnership or the Project Partnership would become subject to any materially restrictive or onerous governmental controls or regulations to which they were not subject prior to the proposed Transfer by reason of the nationality or residence of the proposed Transferee;

(b)
as a result, the remaining Limited Partners, the Partnership or the Project Partnership would become subject to any material taxation or material additional taxation to which they were not subject prior to the proposed Transfer;

(c)
the Transfer is not permitted by Applicable Law or any term of any material agreement or instrument affecting the Partnership or the Project Partnership, including the Power Purchase Agreement and the terms of any Project Financing, unless such Transfer is permitted thereunder if a consent or approval is first obtained and such consent or approval is so obtained;

(d)
such Transfer is not exempt from any applicable requirement to file a prospectus, registration statement or similar document with applicable securities regulatory authorities to qualify the trade of such Units;

(e)
such Transfer would result in the Project Partnership no longer being eligible to participate in and receive payments from the Power Authority under the Power Purchase Agreement in respect of the Project, unless such result would not occur if a consent or approval is first obtained and such consent or approval is so obtained;

(f)
the Transferee (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) is a Person with whom a transaction is prohibited by applicable provisions of Executive Order 13224, the USA Patriot Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) is Controlled by any Person described in (i) or (ii); or (iv) has its principal place of business located in any country with whose citizens the Partnership or Project Partnership is prohibited from entering into transactions pursuant to the requirements set forth in (ii);

(g)
any funds being used to purchase the Units and satisfy the Transferee’s commitments under this Agreement represent or will represent proceeds of crime for the purpose of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(h)
the Transferee is a Person identified in the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al Qaida and Taliban Regulations, the Regulations Implementing the United Nations Resolution on the Democratic People’s Republic of Korea, the Regulations Implementing the United Nations Resolution on Iran or the Special Economic Measures (Burma) Regulations;

(i)
the Transferee has not agreed in writing with the other Partners to assume and be bound by all the obligations of the Transferor pursuant to this Agreement with respect to the Units transferred arising from and after the date of such Transfer and to be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement;

(j)	the Transferee is not a resident of Canada for purposes of the Income Tax Act or, if the Transferee is a partnership, it is not a Canadian partnership within the meaning of the Income Tax Act;

(k)	any consents to such Transfer required pursuant to any Project Agreements, or by any Governmental Agencies have not been obtained in writing and delivered to the other Partners;

(l)	the Transferee holds or would hold its Units as a “tax shelter investment” as defined in subsection 143.2(1) of the Income Tax Act;

(m)	an interest in the Transferee is a “tax shelter investment” as defined in subsection 143.2(1) of the Income Tax Act;

(n)
if the Transferee is a partnership, an interest in the Transferee is held, directly or indirectly through one or more other partnerships, by another partnership where an interest in such other partnership is a “tax shelter investment” as defined in subsection 143.2(1) of the Income Tax Act;

(o)	the Transfer causes or will cause the Partnership or the Project Partnership to become a “SIFT partnership” for the purposes of the Income Tax Act; or

(p)	the Transfer does not comply, where applicable, with the terms of the Project LPA or the Project Shareholder Agreement.

7.3	Permitted Transfer

(1)
Permitted by PSP. Notwithstanding Section 7.1 but subject to Sections 7.2, 7.8 and 7.10, PSP may, at any time and from time to time, Transfer any Units held by it upon prior notice to the other Partners but without first obtaining consent thereof:

(a)	to a Controlled Affiliate of PSP without first complying with Section 7.5 or 7.6, provided that such Transfer complies with Section 7.4; and

(b)	to any other Person pursuant to, and in compliance with, Section 7.5.

(2)
Permitted by Pattern. Notwithstanding Section 7.1 but subject to Sections 7.2, 7.8 and 7.10, Pattern may, at any time and from time to time, Transfer any Units held by it upon prior notice to the other Partners but without first obtaining consent thereof:

(a)	to a Controlled Affiliate of Pattern without first complying with Section 7.5 or 7.6 provided that such Transfer complies with Section 7.4; and

(b)	to any other Person pursuant to, and in compliance with, Section 7.5, 7.6 and 7.7, as applicable.

7.4	Permitted Transfers to Controlled Affiliates

(1)
Notwithstanding Section 7.1 but subject to Sections 7.2, 7.8 and 7.10, a Limited Partner who is not then in default of its obligations under this Agreement will be entitled to Transfer to a Controlled Affiliate, without first complying with Section 7.5 or 7.6 or, for greater certainty, Article 11, title to all or part of its Units to one or more of its Controlled Affiliates, provided that:

(a)
the Transferor first establishes to the satisfaction of the General Partner, acting reasonably, (and if the General Partner does not agree that the Transferee is a Permitted Transferee then the matter shall be subject to the dispute resolution procedures outlined in Section 15.13) that the Person to which it is transferring its Units is a Permitted Transferee;

(b)	a copy of the document or instrument effecting the Transfer is delivered to the General Partner;

(c)	the other Partners receive prior written notice of such Transfer; and

(d)
where the Transferor transfers less than all of its Units to a Controlled Affiliate, all Units held or acquired by such Transferor and its Controlled Affiliate(s) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and (i) such Transferor and its Controlled Affiliate(s) may apportion such rights as among themselves in any manner they deem appropriate and (ii) shall be jointly and severally liable for their respective obligations under this Agreement.

7.5	Right of First Offer re: Transfer of Units by Limited Partners

(1)
If either Limited Partner (as applicable, the “ROFO Offeree”) desires to Transfer all or any portion of its Units to any Third Party, then the ROFO Offeree shall give the other Limited Partner, as applicable (the “ROFO Offeror”), written notice setting forth the details of the Units to be Transferred (the “Subject Ownership Interest”) and any other material terms of the proposed Transfer reasonably known or anticipated by the ROFO Offeree (a “ROFO Notice”).

(2)
Within forty-five (45) days after delivery of a ROFO Notice, the ROFO Offeror shall either: (a) deliver a written offer to the ROFO Offeree to purchase the Subject Ownership Interest (a “ROFO Offer”) or (b) deliver a written notice to the ROFO Offeree that the ROFO Offeror will not make a ROFO Offer (a “ROFO Declination”). If the ROFO Offeror fails to deliver either a ROFO Offer or a ROFO Declination within such forty-five (45)-day period, the ROFO Offeror will be deemed to have delivered a ROFO Declination.

(3)
Unless a ROFO Offer is accepted pursuant to written notice from the ROFO Offeree to the ROFO Offeror within ten (10) days following the delivery of a ROFO Offer (the “ROFO Acceptance Period”), such ROFO Offer shall be deemed to have been rejected by the ROFO Offeree. In the event that the ROFO Offeree validly rejects a ROFO Offer or the ROFO Offeror delivers or is deemed to have delivered a ROFO Declination, subject to complying with its obligations pursuant to Section 7.6, the ROFO Offeree shall be free to Transfer the Subject Ownership Interest to any Third Party; provided that in the event the ROFO Offeror has previously delivered a ROFO Offer that was rejected by the ROFO Offeree, the ROFO Offeree shall only be permitted to enter into a definitive agreement to Transfer the Subject Ownership Interest (A) during the nine month period following the expiration of the ROFO Acceptance Period, (B) at a price greater than or equal to 105% of the price offered in the ROFO Offer, and (C) on terms and conditions (economic and otherwise) that are not materially less favorable (in the aggregate) to the ROFO Offeree than the terms and conditions set forth in the ROFO Offer. If at the end of such nine month period the ROFO Offeree shall not have completed the Transfer of the Subject Ownership Interest, then it shall once again be required to comply with this Section 7.5.

(4)
If a ROFO Offer is accepted during the ROFO Acceptance Period the ROFO Offeror shall acquire the Subject Ownership Interest, and the ROFO Offeree shall Transfer the Subject Ownership Interest to the ROFO Offeror, at the price and on the terms and conditions set forth in the ROFO Offer; provided that neither party shall be required to provide any representations or warranties with respect to such Transfer other than customary fundamental representations and warranties as to ownership, title and due authorization.

(5)
A sale by a ROFO Offeree of a Subject Ownership Interest to a ROFO Offeror shall be completed in accordance with the provisions in Article 11, provided however, that the closing of such sale shall be not later than ninety (90) days from the date on which the ROFO Offer is accepted and the consideration paid to the ROFO Offeree by the ROFO Offeror shall be as set out in the ROFO Offer or such later date as may be required to facilitate obtaining any required consents or approvals of any Governmental Agency or counterparty to a Project Agreement that is required in connection with such sale.

7.6	Tag-Along Rights
Subject to first complying with Section 7.5, if at any time Pattern desires to effect a bona fide Transfer of some or all of its Units whether in one transaction or a series of related transactions (the “Tag Sale Interests” and, any such transactions or series of related transactions, a “Tag Along Sale”) to any Third Party (a “Tag Along Purchaser”), then Pattern shall be required to provide PSP with at least thirty (30) days’ prior written notice (the “Tag Along Notice”) of such proposed Tag Along Sale. Such Tag Along Notice shall (A) identify the Tag Along Purchaser, the amount of Tag Sale Interests proposed to be Transferred by Pattern, the percentage of the then-issued and outstanding Units that such proposed Tag Sale Interests represents, the price per Tag Sale Interest, and a summary of the other material terms and conditions of the proposed Tag Along Sale and (B) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of Pattern in connection with the proposed Transfer. Within twenty (20) days following receipt by PSP of the Tag Along Notice, PSP may, by providing written notice (which notice shall be deemed to be irrevocable when sent) (the “Tag Along Acceptance Notice”) to Pattern, elect to Transfer to the Tag Along Purchaser, as part of the Tag Along Sale, an amount of Units owned by PSP (the “Tagging Interests”) up to the total amount of issued and outstanding Units proposed to be Transferred to the Tag Along Purchaser pursuant to the Tag Along Sale multiplied by PSP’s Unit Interest, at the same purchase price per Unit as Pattern and otherwise on the same terms therefor and subject to the same conditions thereto. Neither Pattern nor any Affiliate thereof shall have entered into any collateral agreement, commitment or understanding with the Tag Along Purchaser or its affiliates that has or would have the effect of providing to Pattern or any such Affiliate consideration of greater value than the consideration offered pursuant to the Tag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction (including, for the avoidance of doubt, the O&M Contract and PAA) that was entered into following receipt of any approvals, if any, required by PSP pursuant to Section 3.3 of the Shareholders Agreement. If the Tag Along Purchaser does not accept all of the Tagging Interests tendered by PSP, then Pattern shall have the option to either (a) proportionately reduce the number of Tag Sale Interests and Tagging Interests to account for the maximum number of ownership interests that the Tag Along Purchaser is willing to purchase or (b) abandon the Tag Along Sale. If PSP does not deliver a Tag Along Acceptance Notice within twenty (20) days after receipt of the Tag Along Notice, PSP shall be deemed to have waived its rights with respect to the Transfer of its Units pursuant to the applicable Tag Along Sale and Pattern shall have until one hundred eighty (180) days after the expiration of such twenty (20) day period after the date of the Tag Along Notice in which to Transfer the ownership interests described in the Tag Along Notice on terms not materially more favorable (in the aggregate) to Pattern than those set forth in the Tag Along Notice. If at the end of such one hundred eighty (180) day period Pattern shall not have completed the Transfer of all of Pattern’s ownership interests contemplated to be Transferred in the Tag Along Notice (reduced to account for any and all Tagging Interests (if any)), then PSP’s tag along rights shall again apply with respect to any such unsold ownership interests.

7.7	Drag Along Rights

(1)
Subject to first complying with its obligations pursuant to Section 7.5, at any time, if Pattern desires to effect a bona fide Transfer of all (but not less than all) of its Units whether in one transaction or a series of related transactions (the “Drag Sale Interests” and, any such transactions or series of related transactions, a “Drag Along Sale”) to any Third Party for cash, then Pattern shall (in its sole discretion) be permitted to deliver written notice to PSP of such Drag Along Sale no later than fourteen (14) days prior to the anticipated date of consummation of such Drag Along Sale (the “Drag Along Notice”). Such Drag Along Notice shall (a) identify the purchaser, the purchase price per Drag Sale Interests therefor and a summary of the other material terms and conditions of the proposed Drag Along Sale and (b) be accompanied by forms of all agreements (including any schedules, exhibits and annexes thereto) to be entered into by or on behalf or for the account or otherwise for the benefit of Pattern, as applicable, in connection with the Drag Along Sale. Following receipt of the Drag Along Notice, PSP shall be obligated to sell to the purchaser all of PSP’s Units at the same purchase price per security, and otherwise on the same terms therefor and subject to the same conditions thereto, as Pattern.

(2)
Pattern shall not have entered into any collateral agreement, commitment or understanding with the purchaser or its affiliates that has or would have the effect of providing to Pattern consideration of greater value than the consideration offered pursuant to the Drag Along Sale; provided that such restriction shall not apply to any commercial agreement in effect at the time of such transaction (including, for the avoidance of doubt, the O&M Contract and PAA) that was entered into following receipt of any approvals, if any, required by PSP pursuant to Section 3.3 of the Shareholders Agreement.

(3)
PSP shall not be required to make any representations or warranties with respect to the Drag Along Sale other than customary fundamental representations and warranties as to ownership, title and due authorization and PSP shall be solely responsible for the accuracy of such representations and warranties (and shall not have any liability for any such fundamental representations and warranties of Pattern). Notwithstanding the foregoing, PSP shall only be responsible for any indemnification obligations, escrow amounts and holdback amounts in connection with the Drag Along Sale (including with respect to any representations and warranties made by Pattern (other than the fundamental representations and warranties referred to above)) on a several and proportionate (and not joint and several) basis in accordance with its Unit Interest relative to Pattern. PSP shall not be required to enter into or be bound by any non-compete or similar restrictive covenants in connection with any Drag Along Sale.

(4)
If PSP is not represented on the closing date of the Drag Along Sale or is represented but fails for any reason whatsoever to produce and deliver any required instruments and documents as may be necessary or desirable to give effect to the sale and transfer of applicable Units held by PSP and as may be necessary to discharge any encumbrance that affects such Units (collectively, the “Third Party Transfer Documents”) to the Third Party, then the price per Unit payable to PSP in connection with the Drag Along Sale, subject to the provisions of this Agreement (including Section 11.5), may be deposited by the Third Party in a special account in the name of PSP at a branch of the bank used by the Third Party. Such deposit shall constitute valid and effective payment of any purchase price payable to PSP pursuant to this Section 7.7 even though PSP has, in breach of this Agreement, voluntarily encumbered or disposed of any of the Units and notwithstanding the fact that a conveyance or conveyances or assignment or assignments of the Units may have been delivered in breach of this Agreement to any alleged pledgee, transferee or other Person. If the purchase price payable to PSP pursuant to this Section 7.7 is deposited as aforesaid then, from and after the date of such deposit, and even though the Third Party Transfer Documents have not been delivered to the Third Party, the purchase of the Units being sold by PSP shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity, in and to such Units shall be conclusively deemed to have been transferred and assigned to and become vested in the Third Party and all right, title, benefit and interest, both at law and in equity, of PSP, or of any transferee, assignee or any other Person having any interest, legal or equitable, therein or thereto shall cease and determine, provided, however, that PSP shall be entitled to receive the purchase price payable to PSP pursuant to this Section 7.7 so deposited, with interest, upon delivery to the Third Party of the Third Party Transfer Documents.

(5)
PSP hereby irrevocably constitutes and appoints the Third Party as its true and lawful attorney and agent in the name of and on behalf of PSP to execute and deliver in the name of PSP all such assignments, transfers, deeds or instruments as may be necessary to effectively transfer and assign the Units held by PSP to the Third Party, provided that such assignments, transfers, deeds and instruments do not conflict with the provisions of this Section 7.7. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the dissolution, winding-up, bankruptcy or insolvency of PSP and PSP hereby ratifies and confirms and agrees to ratify and confirm all that the Third Party may lawfully do or cause to be done by virtue of the provisions hereof. PSP hereby irrevocably consents to the transfer of its Units made pursuant to the provisions of this Section 7.7.

(6)	PSP and its Permitted Transferees shall be obligated to, and hereby do, waive any dissenters’ rights, appraisal rights or similar rights in connection with any Drag Along Sale.

(7)
If, substantially concurrently with the closing of a Drag Along Sale, the purchaser in such transaction terminates or agrees to terminate the O&M Contract and/or PAA, Pattern will waive any termination fees payable under the terminated O&M Contract or PAA, as applicable.

7.8	Conditions to Admission
As conditions to the admission of a Transferee of a Limited Partner as a substituted limited partner, any such Person will:

(a)
execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner will deem necessary or desirable to effectuate such admission and to confirm the agreement of the Person being admitted as a substituted limited partner to be bound by all of the terms and provisions of this Agreement and to continue the Partnership without its dissolution or termination or its becoming a general partnership under the laws of the Province of Ontario;

(b)
represent and warrant to the Partnership and the other Partners that it is not a non- resident of Canada for purposes of the Income Tax Act, or that it is, if a partnership, a “Canadian partnership” for purposes of the Income Tax Act; and

(c)	pay all reasonable expenses in connection with such admission, including the cost of preparing and filing of any necessary amendments of the Partnership Declaration.

7.9	Restrictions on Transfer
Notwithstanding anything to the contrary in this Article 7 but subject to Section 7.2 and any requirement or prohibition of any lender under the Project Financing, no Partner shall be entitled to Transfer any Units pursuant to this Article 7 or if such Transfer would breach any term of or cause a default under the Power Purchase Agreement, unless such Transfer is permitted thereunder if a consent or approval is first obtained and such consent or approval is so obtained. In addition, PSP may not Transfer any Units, at any time, to a Competitor. In addition, no Limited Partner may Transfer any Units (other than to a Controlled Affiliate) unless such Limited Partner or its Affiliate holding shares in the capital of the General Partner and the Manager, as applicable, also Transfers all or part of such shares to the Transferee (or its Affiliate) in accordance with Article 6 of the Shareholder Agreement and Article 6 of the Manager Shareholder Agreement, as applicable.

7.10	Continuing Obligations
Subject (for certainty) to Section 7.4(1)(d), any Limited Partner who Transfers all of its Units in accordance with the terms of this Agreement will be released and discharged from the further performance of its covenants and obligations under this Agreement from and after the date of the Transfer and compliance by the Transferee with this Article 7 except for its obligations under Article 12 and any other obligations of this Agreement which by their terms are to survive any such Transfer.

7.11	Pledge of Units
Except as required pursuant to the terms of any Project Financing, no General Partner or Limited Partner will be permitted to Transfer any of its Units by way of an Encumbrance to any other Person or otherwise grant a lien on any of its Units without the prior written consent of the General Partner (in the case of a transfer by a Limited Partner) or the Limited Partners (in the case of a transfer by the General Partner), which consent may be unreasonably or arbitrarily withheld; provided, however, that (i) any collateral assignment to any lender(s) or agent on behalf of such lender(s) of any indirect interest in the General Partner or direct or indirect interest in a Limited Partner (an “Upstream Pledge”), or any foreclosure of such collateral assignment by such lender(s) or such agent (an “Upstream Realization”) and subsequent disposition of such indirect interest in the General Partner or direct or indirect interest in a Limited Partner shall be permitted so long as (a) any subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of its indirect interest in the General Partner or direct or indirect interest in a Limited Partner is to a Qualified Transferee and (b) such subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of such indirect interest in the General Partner or direct or indirect interest in a Limited Partner complies with the transfer restrictions hereunder including Article 7 and (ii) any collateral assignment by any Limited Partner to its corporate lenders or agent on behalf of such lender(s) of a direct interest in the General Partner or in Units (a “Permitted Pledge”), or any foreclosure of such collateral assignment by such lender(s) or such agent (a “Permitted Realization”) and subsequent disposition of such interest in the General Partner or in Units shall be permitted so long as (a) any subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of its interest in a General Partner or of its Units is to a Qualified Transferee and (b) such subsequent disposition, sale, assignment, transfer, conveyance, gift, exchange or other disposition by such lender or agent of such interest in a General Partner or of Units complies with the transfer restrictions hereunder including Article 7.
Notwithstanding anything to the contrary herein, the General Partner (including any substituted general partner of the Partnership from time to time) may pledge or otherwise grant a security interest in any of its Units as General Partner in connection with any Project Financing being provided to the Project Partnership. Transfers of such Units to a secured party or any subsequent transferee in connection with any such financing are permitted.
Notwithstanding anything to the contrary herein of the Agreement, any Limited Partner (including any substituted or additional limited partners of the Partnership from time to time) may pledge or otherwise grant a security interest in any of its Units as Limited Partner in connection with any Project Financing being provided to the Project Partnership. Transfers of such Units to a secured party or any subsequent transferee in connection with any such financing are permitted.

7.12	Indirect Transfers

(1)
A Transfer of the units or other equity interest in a Limited Partner or in any Person that directly or indirectly holds units or other equity interests in such Limited Partner (other than an Upstream Pledge or Upstream Realization or as permitted pursuant to Section 7.12(2)) shall not constitute a Transfer by the Limited Partner of its Units provided that (a) where the Limited Partner is Pattern, that after such Transfer, PEGI continues to ultimately Control Pattern, and (b) where the Limited Partner is PSP, that after such Transfer, Public Sector Pension Investment Board continues to ultimately Control PSP.

(2)
For certainty, a Transfer of the units or other equity interests in PEGI or Public Sector Pension Investment Board or their respective direct and indirect owners shall not constitute a Transfer for purposes of this Agreement.

7.13	No Right of First Offer
None of the rights of first offer, “drag-along” or “tag-along” rights contained in this Article 7 shall be triggered by (a) a Transfer pursuant to a pledge to a Third Party lender as required pursuant to the terms of any Project Financing (b) a Transfer by such Third Party lender pursuant to a realization of such security, or (c) a Transfer of Units in accordance with Section 7.7.
ARTICLE 8
ALLOCATION OF PROFITS AND LOSSES

8.1	Distributions

(1)
The Partnership shall declare and pay as a distribution all available cash as soon as possible following receipt thereof but no more frequently than monthly and no less frequently than annually. No distributions shall be declared by the Partnership at any time prior to the Operational Phase.

(2)
Subject to Section 4.17, the General Partner will cause the Project Partnership to declare and pay as a distribution all available cash as soon as possible following receipt thereof but no more frequently than monthly and no less frequently than annually, as contemplated by the Project LPA, and will ensure that no distributions shall be declared by the Project Partnership at any time prior to the Operational Phase.

(3)
Any distributions made by the Partnership on the Units shall be made to Partners pro rata based on their Unit Interests such that each Partner shall receive an amount equal to such holder’s Unit Interest of such distribution.

(4)	The General Partner may, in its discretion, determine whether any such distribution shall be a return of capital, an income distribution or otherwise.

(5)	Each distribution shall be made only in cash unless unanimously agreed by the Partners.
For purposes of this Section 8.1, “available cash” will means all surplus cash amounts, earnings or available capital of the Partnership or Project Partnership, as applicable, after the payment of all expenses and after deducting reasonable reserves for existing or reasonably foreseeable obligations of the Partnership or Project Partnership, as applicable, all as may be determined by the General Partner, subject to Section 4.17, from time to time, acting reasonably

8.2	Ownership of Partnership Property
The interest of a Partner in the Partnership does not represent or include an undivided interest or other direct real or personal interest in the Partnership property except for such interest in such property or assets as may be distributed to Partners as a result of dissolution or winding-up of the Partnership.

8.3	Partnership Profit or Loss; Allocations
The General Partner will determine the Partnership Profits or Partnership Losses for each Fiscal Year and allocate it among the Partners in a manner consistent with the distribution provisions set out in Section 8.1. In so allocating the Partnership Profits or Partnership Losses, the General Partner shall act reasonably and fairly, taking into account the amount and timing of actual and anticipated distributions to each of the Partners (including the General Partner), with a view to ensuring that, over the term of the Partnership, each Partner is allocated a portion of the Partnership Profits that substantially corresponds to the Partnership Profits that are distributed to that Partner. For clarity, all revenues and payments received by the Partnership from the conduct of the Business will be revenues of the Partnership and will form part of the Partnership Profit or Partnership Losses for each Fiscal Year and will be allocated among the Partners in accordance herewith.

8.4	Income Tax Allocation
The General Partner will determine the Tax Income or Tax Losses for each Fiscal Year of the Partnership at the end of such Fiscal Year, or more frequently as required by Applicable Law or upon the Transfer of Units, for income tax purposes, and will allocate the Tax Income or Tax Losses, and any other relevant amounts for the purposes of the Income Tax Act among the Partners in a manner consistent with the distribution provisions set out in Section 8.1. Notwithstanding the foregoing, the General Partner shall make such elections and take such actions as are allowable and necessary to avoid the recognition or allocation of Tax Losses.

8.5	Tax Returns
The General Partner will prepare and file, or cause to be prepared and filed, all tax returns and related information for the Partnership and the Project Partnership and will pay out all taxes and other governmental charges due to be paid from time to time to the applicable Governmental Agency. The General Partner will provide to each Partner for review the annual partnership tax returns of the Partnership and the Project Partnership thirty (30) days prior to the filing due date set by the applicable Governmental Agency. Such Partners will then have fifteen (15) days to review and comment on such Partnership and Project Partnership tax returns from receipt thereof in accordance herewith. GST returns prepared by the General Partner or the Project General Partner will not be subject to review by the Partners prior to the filing thereof with the applicable Governmental Agency, however, GST returns that have already been filed by the General Partner or the Project General Partner will be provided to any Partner for review upon reasonable request by such Partner. The Manager, on behalf of the Project General Partner and the Project Partnership, may engage the PAA Provider who will assist it for the performance of the obligations set forth in this Section 8.5.
The General Partner will prepare and timely file a United States Department of the Treasury Form 1065 - U.S. Return of Partnership Income for any year in which a Partner transfers a Partnership interest or in which the Partnership distributes property of the Partnership to any Partner. Such Form 1065 shall include an election under Internal Revenue Code Section 754 to adjust the basis of Partnership assets for U.S. tax purposes.

8.6	Fiscal Year
The fiscal year of the Partnership (the “Fiscal Year”) will commence on January 1 and end on December 31 of each year, or on such other date as will be determined by the General Partner from time to time; except that (i) the initial Fiscal Year of the Partnership commenced on the date the Partnership Declaration was filed and the final Fiscal Year of the Partnership will end on the date of dissolution or other termination of the Partnership; and (ii) the Fiscal Year shall otherwise always be the same fiscal year as the Project Partnership.
ARTICLE 9
BOOKS AND RECORDS AND AUDITOR

9.1	Books and Records

(1)
The General Partner will maintain the partnership records of the Partnership and the Project Partnership at the principal office of the General Partner in Canada and will make available such books and records in a form that will enable the Limited Partners to access such books and records in Toronto, Ontario, during normal business hours and through remote electronic access.

(2)
The General Partner will cause to be kept appropriate books and records (financial or otherwise) with respect to the Business and the Project Business. Any books and records by or on behalf of the Partnership and the Project Partnership in the normal course of business, including books of account and records of the proceedings of the Partnership and the Project Partnership, may be kept on, or be in the form of computer disk, hard disk, magnetic tape, or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership and the Project Partnership will be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP. The foregoing books and records will be maintained after the dissolution of the Partnership and the Project Partnership for the time periods required by the laws of Canada at the principal office of the General Partner in Canada. Such books and records will be made available to the Limited Partners in a form that will enable such Persons to access them in Toronto, Ontario, during normal business hours and through remote electronic access.

(3)
The Manager, on behalf of the Project General Partner and the Project Partnership, may engage the PAA Provider who will assist, as necessary, with the performance of the obligations set forth in this Section 9.1.

9.2	Access to Information

(1)
Each Limited Partner and its Representatives and auditors, will have access, during normal business hours, to all books and records of, and information concerning, the Business and the Project Business and all financial and other reports received by the Partnership in respect of the Business and the Project Partnership in respects of the Project Business.

(2)
Upon the request of a Limited Partner made to the General Partner or the Manager, Representatives and auditors of such Limited Partner will, subject to such Representatives and auditors agreeing to comply with confidentiality restrictions, be provided with an opportunity to meet during normal business hours, with the Auditor and other Persons who are familiar with the affairs of the Partnership and the Project Partnership.

(3)
Each Limited Partner will bear its own costs for access to, and any audit or review by its Representatives and auditors referred to in this Section 9.2, including any costs associated with making photocopies of documents.

9.3	Selection of Auditor and Reporting

(1)
The General Partner will retain internationally recognized accountants as may be approved by the Partners as the Auditors, to conduct an audit of the books and records of the Partnership and the Project Partnership, as may be required pursuant to this Agreement, in accordance with GAAP and the terms of this Agreement.

(2)
The General Partner will prepare the Financial Statements and will retain the Auditors to audit such Financial Statements (to the extent required hereby) in accordance with GAAP and the terms of this Agreement.

(3)
The General Partner will prepare and deliver to each of the Limited Partners within one hundred and twenty (120) days of the end of each Fiscal Year, annual financial statements in respect of the Partnership and the Project Partnership (the “Annual Financial Statements”), which shall be audited and prepared in accordance with GAAP, to the extent required by the Project Financing. If the Annual Financial Statements are not required to be audited pursuant to the terms of the Project Financing, then PSP shall have the right to request an audit of the Partnership and the Project Partnership, in which case the General Partner shall use commercially reasonable efforts to produce audited Annual Financial Statements, to be prepared (at PSP’s sole cost and expense) in an expeditious manner.

(4)
The General Partner will prepare and deliver to each of the Limited Partners within sixty (60) days after the end of each quarter of each Fiscal Year (including the final quarter of each Fiscal Year), a reasonably detailed report summarizing the status of the activities of the Partnership and the Project Partnership as at the end of the applicable quarter, financial and operational results data and reforecasting (if applicable) and a distribution forecast (including calculations of debt services coverage ratio and forecasted distributions to partners, which will include the unaudited unconsolidated quarterly financial statements of the Partnership and the Project Partnership for the quarter then ended (which do not include footnotes), including a balance sheet, a statement of income (profit and loss) and a statement of Partners’ capital and a related statement of changes in cash flow for such quarter (all of which will contain comparisons to the prior year) and will contain notes explaining material balances set out in the balance sheet and income statements and which specify the accounting standard used (the “Quarterly Financial Statements”).

(5)
The General Partner will deliver to each Limited Partner, on a quarterly basis together with the Quarterly Financial Statements, a reasonably detailed operating report regarding the Business and the Project Business, including summary environmental, health and safety information, as applicable.

(6)
In addition to any report required under this Agreement or pursuant to Applicable Law, the General Partner will prepare or cause to be prepared and delivered to each of the Partners such other quarterly and annual reports in respect of the financial condition of the Partnership and the Project Partnership, distributions made by the Partnership and the Project Partnership as may be reasonably required by any of the Partners at any time and from time to time.

(7)
PSP shall be entitled (at its sole cost and expense) to have auditors engaged by PSP review, subject to such auditors agreeing to comply with customary confidentiality restrictions, any financial statements prepared in respect of the Partnership and the Project Partnership and all books and records and working papers related thereto; provided that any such reviews shall be scheduled upon reasonable advance notice by PSP and shall occur during normal business hours and shall be conducted in a manner not to unreasonably interfere with the business and operations of the Partnership, the General Partner or PEGI and its Affiliates. Where the right to conduct any such review are subject to obligations of PEGI (or its Affiliates), the General Partner or the Partnership to, or limitations imposed by, any joint venture partners or contractual counterparties of the Partnership, the foregoing review rights of PSP will be subject to all such limitations and to full compliance by PEGI, the Partnership and PSP of all such obligations.

9.4	Accounting Principles
All calculations, reports, Financial Statements and projections required to be made or prepared hereunder will be made or prepared in accordance with GAAP.

9.5	General Partner Obligations; Books and Records and Auditor
Notwithstanding anything to the contrary in this Article 9, the General Partner’s obligations under this Article 9 are subject to Section 4.17.
ARTICLE 10
PARTNERSHIP MEETINGS

10.1	Partnership Meetings

(1)
The General Partner may at any time and shall, upon the written request of Limited Partners holding an aggregate Unit Interest of at least 25% requesting a meeting and stating the purpose for which the meeting is to be held, call a meeting of Limited Partners. If the General Partner fails or neglects to call such a meeting within five (5) days after receipt of the written request, any Limited Partner who was a party to the request may call the meeting of Limited Partners. For the avoidance of doubt, the Limited Partners shall only be entitled to approve or veto matters presented by the General Partner other than the matters referred to in Sections 4.10 and 13.3. Meetings of Limited Partners are to be held at such place in Toronto, Ontario or other city as the General Partner may designate or, in the event of a meeting called by Limited Partners in the aforesaid circumstances, at such place in Toronto, Ontario as the said Limited Partners may designate.

(2)
Notice of any Limited Partners’ meeting shall be given to each Limited Partner and to the General Partner (unless such Partner waives in writing its right to receive such notice, which waiver may be made at any time before or after such Partners’ meeting). The notice shall be mailed by prepaid post at least ten (10) Business Days and not more than thirty (30) days prior to the meeting and shall specify the time and place of the meeting and, in reasonable detail, the nature of all business to be transacted. Notice for adjourned meetings shall be mailed in accordance with the provisions of notice contained in Section 15.11, except that it need not specify the nature of the business to be transacted. Accidental failure to give notice to any Partner shall not invalidate a meeting or proceeding thereat.

(3)	The Chairman of all meetings will be chosen by the General Partner.

(4)
Two or more Limited Partners attending in person or represented by proxy holding an aggregate Unit Interest of at least 50.1% shall constitute a quorum at any meeting of the Partners. If a quorum is not present for a meeting of Partners within 30 minutes after the time fixed for holding the meeting, the meeting, if convened pursuant to a written request of Limited Partners, will be cancelled, but otherwise will be adjourned to such date not less than five or more than twenty-one (21) days after the original date for the meeting as is determined by the General Partner at a time and location determined by the General Partner. The Limited Partners present at any such reconvened meeting shall constitute a quorum.

(5)	Each Unit shall entitle the holder to one vote.

(6)
The Chairman shall not have a casting vote. Every question submitted to a meeting shall be decided by a show of hands unless a poll is demanded by a Partner or the Chairman before the question is put or after the results of the show of hands has been announced and before the meeting proceeds to the next item of business, in which case a poll shall be taken.

(7)
At any meeting of Partners, any Limited Partner is entitled to vote by proxy in a form acceptable to the General Partner, provided the proxy shall have been received by the General Partner for verification prior to the meeting. Any individual may be appointed as proxy and every instrument of proxy shall be considered valid unless it is dated more than one year before the date of the meeting or is challenged by a Partner or holder of another proxy prior to or at the time of its exercise. The Chairman shall determine the validity of any challenged instrument of proxy.

(8)
Minutes and proceedings of every meeting of the Partners shall be made and recorded by the General Partner. Minutes, when signed by the Chairman of the meeting, shall be prima facie evidence of the matters therein stated. Until the contrary is proved, every meeting in respect of which minutes have been made shall be taken to have been duly held and convened and all proceedings referred to in the minutes shall be deemed to have been duly passed or not to have been passed, as the case may be.

ARTICLE 11
GENERAL SALE PROVISIONS

11.1	Warranties of Seller
Subject to the applicable limitations set forth in Article 7, each Partner shall do all such acts or things, including the execution of any Unit transfers, that may be necessary to effect the transfer of any Units to another Partner or a Third Party pursuant to this Section 11.1.
Each Transfer of Units between a seller and a buyer will, unless the seller and the buyer otherwise agree, be closed at the offices of the solicitors of the General Partner at 10:00 a.m. on the closing date specified in accordance with this Agreement.

11.2	Closing Conditions
At the time of closing of any Transfer of any Units between a seller and a buyer under this Agreement, the seller will table:

(a)	a certificate or certificates representing the Units being Transferred by the seller, duly endorsed in blank for transfer or accompanied by a duly executed stock power of transfer in appropriate form;

(b)	a release of any Encumbrances on the Units being Transferred; and

(c)
a certificate of the seller stating that the seller is not a non-resident of Canada for the purposes of the Income Tax Act or is, if the seller is a partnership, a “Canadian partnership” for purposes of the Income Tax Act.

11.3	Payment
The buyer will pay for the Units being purchased pursuant to this Agreement by a draft drawn on, or a cheque certified by, or a wire transfer initiated by a Canadian or U.S. chartered bank or trust company.

11.4	Allocation of Purchase Price
Unless otherwise specified herein, on any Transfer of Units the allocation of the purchase price for such Units will be to each Unit, equally per Unit.

11.5	Indebtedness between Seller and the Partnership

(1)
If, on the date of closing of any sale and purchase of all or any part of the Units of a seller, the seller is indebted to the Partnership or any of its Subsidiaries or has failed to return any property of the Partnership or any of its Subsidiaries, then, unless the General Partner and the seller otherwise agree in writing, the buyer will at the time of closing of such purchase and sale pay to the General Partner the purchase price payable for the Units being sold and the General Partner, acting reasonably, will apply such purchase price to repayment of the indebtedness of the seller to the Partnership or any Subsidiary, as the case may be, and, if applicable, retain an amount equivalent to the fair value of the property of the Partnership or any Subsidiary, as the case may be, as security for the return of such property. If the seller sells all of its Units and the indebtedness of the seller to the Partnership or any Subsidiary exceeds the purchase price for the Units being sold, then the seller will at the time of closing pay the balance of such indebtedness to the General Partner to retire such indebtedness. If the purchase price for the Units being sold exceeds the indebtedness of the seller to the Partnership or any Subsidiary, the General Partner will pay the balance to the seller at the time of closing of such sale and purchase less, if applicable, such amount as it may retain, acting reasonably, equivalent to the fair value of the property of the Partnership or any Subsidiary, as the case may be, as security for the return of such property.

(2)
If, on the date of closing of any sale and purchase of all of the Units of a seller, the Partnership or any Subsidiary is indebted to the seller, the Partnership or such Subsidiary will, at the time of closing, repay such indebtedness at its face value plus accrued and unpaid interest, if any.

(3)
Notwithstanding anything else herein contained, if on the date of closing of any sale and purchase of Units of a seller to a Third Party, a seller or its Affiliates is indebted to such Third Party or its Affiliates pursuant to this Agreement or for any other reason related to the Project, the Third Party shall be entitled to deduct the amount of such indebtedness from the purchase price of the Units in full satisfaction thereof.

11.6	Failure to Transfer Units
If any Limited Partner defaults in transferring Units pursuant to a Transfer that is required pursuant to Article 7, and except as otherwise provided in Section 7.7, the General Partner is authorized and directed to receive the purchase money therefor from the buyer and thereupon to record the transfer of Units, to enter the name of the buyer in the registers of the Partnership as the holder of the Units purchased by the buyer from the seller, and cause to be issued to the buyer Unit Certificates for such Units in the name of the buyer. The General Partner will hold the purchase money received by it in trust on behalf of the seller and will not commingle the purchase money with the General Partner’s or the Partnership’s assets, except that any interest accruing thereon will be for the account of the Partnership. The receipt by the General Partner of the purchase money will be a good discharge to the buyer and, after the name of the buyer has been entered in the registers of the Partnership as the holder of the Units purchased by it, the purchase and sale will be deemed completed at the price and on the terms and conditions contemplated herein and the buyer will for all purposes own the Units purchased by it. Upon such registration, the seller will cease to have any right to or in respect of the Units except the right to receive, without interest, the purchase money received by the General Partner upon surrender of any certificates that previously represented such Units.
ARTICLE 12
CONFIDENTIALITY

12.1	Confidentiality

(1)
Subject to the provisions of this Section 12.1, each Partner shall, and shall cause its Affiliates and its and their Representatives to, keep confidential all information, documentation and records obtained from the Partnership, the Project Partnership and their respective Affiliates and Representatives as well as any information arising out of any Partner’s access to the books and records of the Partnership or the Project Partnership (collectively, the “Confidential Information”); provided that except as set forth in Section 12.1(2), nothing herein shall restrict or prohibit any Partner from disclosing Confidential Information to its Representatives, in each case who first are instructed to maintain Confidential Information confidential on substantially similar terms as those contained in this Section 12.1(1); provided, further, that such Partner shall be liable for any breach of this Section 12.1 by any such Person as if such Partner had itself committed such breach. “Confidential Information” shall not include: (1) public information or information in the public domain at the time of its receipt by PSP or its Representatives; (2) information which becomes public through no fault or act of PSP or its Representatives; or (3) information received by PSP or its Affiliates in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations. PSP acknowledges that it is aware that (i) Confidential Information and Competitively Sensitive Information (as defined below) contains material, non-public information regarding the Partnership, the Project Partnership, their respective Affiliates and PEGI and (ii) United States and Canadian securities laws prohibit any persons who have material, non-public information from purchasing or selling securities of a company using such information or from communicating such information to any Person (including its Affiliates) under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. PSP further confirms that it has in place internal information protection mechanisms to prevent unauthorized use of the Confidential Information and Competitively Sensitive Information.

(2)
“Competitively Sensitive Information” shall mean information regarding the Partnership, the Project Partnership or their respective Affiliates that PEGI determines that one or more Affiliates of PSP could reasonably be expected to use to compete with PEGI. Notwithstanding anything to the contrary in this Agreement (including Article 9), in no event shall PSP be entitled to receive Competitively Sensitive Information, and PSP shall, and shall cause its Affiliates to, maintain any Competitively Sensitive Information of which it or any of their Representatives is or becomes aware in strict confidence; provided that the General Partner, on behalf of the Partnership or the Project Partnership, shall provide PSP with a commercially reasonable description of the nature of any Competitively Sensitive Information that would otherwise have been provided to PSP but for this Section 12.1(2) and shall use commercially reasonable efforts to provide substitute disclosure to PSP that, to the greatest extent practicable under the circumstances, will enable PSP to exercise its rights under this Agreement, the Shareholder Agreement and the Manager Shareholder Agreement in substantially the same manner as if PSP had full access to such Competitively Sensitive Information and that is otherwise reasonably satisfactory to PSP.

(3)
Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent or restrict any Partner or any of its Affiliates from disclosing, without the agreement of the Partnership, the Project Partnership or their respective Affiliates, as applicable: (a) Confidential Information required to be disclosed under any Applicable Law (including applicable securities laws) or the rules of any securities exchange; (b) Confidential Information required to be disclosed to its lenders or other creditors on a confidential basis; provided that in no event shall this clause (b) permit the disclosure of any Competitively Sensitive Information. Any Partner disclosing Confidential Information, as applicable in accordance with this Section 12.1 shall use reasonable efforts to (i) advise the Partnership and the Project Partnership and the other Partners of the details of the required disclosure and (ii) if permitted by Applicable Law, obtain the comments of the Partnership, the Project Partnership and such other Partners on the wording of the proposed disclosure prior to making such disclosure.

(4)
Notwithstanding anything to the contrary in this Agreement, in no event shall PSP, any of its Affiliates, or any of their respective Representatives, share any Confidential Information or Competitively Sensitive Information with any portfolio companies or other investments of PSP (or any of their respective Representatives other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) and PSP shall, and shall cause its Affiliates that receive Confidential Information or Competitively Sensitive Information to, use customary information barriers to ensure that no portfolio company or other investment of PSP or any of their respective Representatives (other than employees of PSP who are acting in their capacity as Representatives of PSP and do not use such information for any purpose other than in furtherance of the transactions contemplated by this Agreement) has access to any Confidential Information or Competitively Sensitive Information.

(5)
This Agreement will not be construed as granting expressly or by implication during its terms or thereafter any interest in or rights or license with respect to any Confidential Information and Competitively Sensitive Information disclosed pursuant to this Agreement or otherwise by or on behalf of the Partnership, the Project Partnership or their respective Affiliates.

(6)
In the event of a breach of a Partner’s obligations under this Section 12.1, the Partner must, as soon as practicable following discovery of the breach, give written notice to the Partnership and the Project Partnership of the nature of the breach. The Partner must immediately, and upon consultation with the Partnership and the Project Partnership, take all necessary reasonable steps to limit the extent of the breach.

(7)
Disclosure or use of Confidential Information and Competitively Sensitive Information contrary to, or other breach of, this Agreement, or any other failure to comply with the terms and conditions of this Agreement by a Partner, will give rise to irreparable injury to the Partnership, the Project Partnership and their respective Affiliates, inadequately compensable in damages. The Partners acknowledge and agree that the Partnership, the Project Partnership and their respective Affiliates, as applicable, may, in addition to any other remedy and in conjunction with Section 15.16, enforce the performance of this Agreement by way of injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages (and without the requirement of posting a bond or other security). The rights and remedies provided in this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or equity.

(8)
Notwithstanding the foregoing, and without limiting a Partner’s obligations under this Agreement, each Partner also agrees to comply with all provisions contained in the Project LPA which relate to obligations of confidentiality (or any related obligations and covenants) in favour of the Project Partnership and its Affiliates.

12.2	Public Announcements
Each Limited Partner shall, and shall cause its Affiliates, to consult with the other Limited Partner and provide that other Limited Partner a reasonable opportunity to comment before issuing any press release or making any other public announcement regarding the other Limited Partner, provided that (i) in the case of any disclosure required by Applicable Law or stock exchange rule, such consultation and opportunity to comment shall only be required to the extent reasonably practicable under the circumstances and (ii) no consultation and opportunity to comment shall be required with respect to any disclosure that is substantially similar to prior public disclosure made in compliance with the terms of this Agreement.

12.3	Subsidiaries as Third Party Beneficiaries
The provisions of this Article 12 will enure to the benefit of the Partnership, the Project Partnership and their respective Subsidiaries, if any, notwithstanding that the Project Partnership and the foregoing Subsidiaries are not parties hereto.

12.4	Survival
The provisions of this Article 12 will survive the termination of this Agreement or dissolution of the Partnership.
ARTICLE 13
TERM, TERMINATION AND DEFAULT

13.1	Term
The Partnership will continue until the Partnership is dissolved pursuant to Section 13.2 or by operation of law, and the property of the Partnership has been distributed as provided for herein.

13.2	Termination
The Partnership shall continue from the date hereof until it is dissolved upon the first to occur of the following:

(a)	by a notice given by the General Partner to the Limited Partners not less than fifteen (15) days prior to the effective date of dissolution;

(b)	the disposition of all or substantially all of the property of the Partnership;

(c)	the dissolution, bankruptcy or assignment for the benefit of creditors of the General Partner (unless proper provision is made for the appointment of a substitute general partner); or

(d)	the occurrence of any other event causing the dissolution of the Partnership under the Act or other Applicable Law.
Subject where applicable to compliance with the provisions of the Act for the renewal thereof, the Partnership shall not dissolve or terminate upon the death, bankruptcy, assignment of property in trust for the benefit of creditors or withdrawal of or attempted withdrawal by any Limited Partner, or the admission of any additional or substituted limited partners.

13.3	Limited Return of Capital Contributions Upon Dissolution
Each Partner will look solely to the property of the Partnership for all distributions and will have no recourse therefor, upon dissolution or otherwise, against the property of any other Partner. Notwithstanding the dissolution of the Partnership, the business of the Partnership and the affairs of the Partners, as such, will continue to be governed by this Agreement until termination of the Partnership, as provided for in this Agreement. Upon dissolution of the Partnership, the General Partner, or, if there is no General Partner, a liquidator (who may be a Partner) appointed by the written approval of all of the Limited Partners, will liquidate the property of the Partnership and apply and distribute the proceeds thereof as contemplated by this Agreement.

13.4	Distribution Upon Liquidation

(1)
The General Partner, or if there is none, the liquidator appointed pursuant to Section 13.3, as the case may be, will cause the Partnership Declaration to be cancelled and file a declaration of dissolution, together with any other document necessary, desirable or useful in connection with the dissolution and winding up of the Partnership pursuant to the Act.

(2)
The General Partner or liquidator, as applicable, will liquidate the property of the Partnership as promptly as is consistent with obtaining the fair market value thereof, and apply and distribute the proceeds thereof in the following order:

(a)	first, to the payment of the debts and liabilities of the Partnership in accordance with the Act and to the payment of liquidation expenses;

(b)
second, to the establishment of reasonable reserves for contingencies which the General Partner or the liquidator, as the case may be, may consider necessary to satisfy any obligations or liabilities of the Partnership (except to the extent that the Partnership has put in place insurance policies to address such obligations or liabilities);

(c)	third, to the payment of the balance of the distributions owing (if any) to the Partners in accordance with Article 8; and

(d)	fourth, the balance, if any, to the Partners in accordance with their Unit Interests immediately prior to the dissolution of the Partnership.

(3)
The General Partner or liquidator, as applicable, will thereafter send notices of dissolution to all third parties that have dealings with the Partnership but would not otherwise have been notified of the dissolution.

(4)
The General Partner or liquidator shall at the time of liquidation assess the availability of insurance to reduce or eliminate the requirement for any reserves for contingencies pursuant to Section 13.4(2)(b) on commercially reasonable terms but, for certainty, the General Partner or liquidator shall retain the discretion to determine whether to purchase such insurance if available. If any of the reserves for the contingencies which the General Partner or the liquidator, as the case may be, taken pursuant to Section 13.4(2)(b) have not been applied to satisfy any obligations or liabilities of the Partnership within one year following the liquidation of the Partnership in accordance with this Section 13.4, the amount of any such unapplied reserves shall be distributed to the Partners in accordance with their Unit Interests immediately prior to the dissolution of the Partnership.

(5)	This Section 13.4 shall survive the dissolution of the Partnership and the termination of this Agreement.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES

14.1	General Partner Representations and Warranties
The General Partner hereby represents and warrants as follows, and acknowledges and confirms that the other Partners are relying on such representations and warranties in entering into this Agreement:

(a)
Qualification. It is a corporation duly incorporated under the laws of Ontario and is validly subsisting under such laws and has the corporate power to enter into and perform its obligations under this Agreement.

(b)
Authorization. The execution and delivery of and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the General Partner.

(c)	Validity of Agreement. The execution and delivery of and performance by the General Partner of this Agreement:

(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any Contracts to which the General Partner is a party or pursuant to which any of the General Partner’s assets may be affected; and

(iii)	will not result in the violation of any law.

(d)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the General Partner and constitutes a legal, valid and binding agreement of the General Partner enforceable against it in accordance with its terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(e)	Residence. The General Partner is not a non-resident of Canada for the purposes of the Income Tax Act and:

(i)	it is acting as a principal in respect of this Agreement;

(ii)	its interest in the Partnership is not a “tax shelter investment” as defined in subsection 143.2 of the Income Tax Act;

(iii)	an interest in the General Partner is not a “tax shelter investment” as defined in subsection 143.2 of the Income Tax Act;

(iv)	its interest in the Partnership does not cause or will not cause the Partnership to be a “SIFT partnership” for purposes of the Income Tax Act; and

(v)	the Partnership is registered for GST and applicable sales tax purposes.

(f)
Registrations. It holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration of the General Partner.

14.2	Representations and Warranties of the Limited Partners
Each Limited Partner hereby represents and warrants as follows, and acknowledges and confirms that the other Partners are relying on such representations and warranties in entering into this Agreement:

(a)
Qualification. It is a corporation, partnership or other legal entity, duly incorporated or formed and existing under the laws of its jurisdiction of incorporation or formation and has the corporate or other power to enter into and perform its obligations under this Agreement.

(b)
Authorization. The execution and delivery of and performance by it of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of the Limited Partner.

(c)	Validity of Agreement. The execution and delivery of and performance by the Limited Partner of this Agreement:

(i)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under, any of the terms or provisions of its constating documents;

(ii)
will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of or a conflict with, or allow any other Person to exercise any rights under any contracts or instruments to which the Limited Partner is a party or pursuant to which any of the Limited Partner’s assets may be affected; and

(iii)	will not result in the violation of any law.

(d)
Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Limited Partner and constitutes a legal, valid and binding agreement of each Limited Partner enforceable against it in accordance with its terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(e)	Residence. The Limited Partner is not a non-resident of Canada for the purposes of the Income Tax Act or is, if a partnership, a “Canadian partnership” for the purposes of the Income Tax Act and:

(i)	it is acting as a principal in respect of this Agreement;

(ii)	its interest in the Partnership is not a “tax shelter investment” as defined in subsection 143.2. of the Income Tax Act;

(iii)	an interest in the General Partner is not a “tax shelter investment” as defined in subsection 143.2. of the Income Tax Act;

(iv)	its interest in the Partnership does not cause or will not cause the Partnership to be a “SIFT partnership” for purposes of the Income Tax Act; and

(v)
if the Limited Partner is a partnership, an interest in the Limited Partner is not held, directly or indirectly through one or more other partnerships, by another partnership where an interest in such other partnership is a “tax shelter investment” as defined in subsection 143.2. of the Income Tax Act.

14.3	Survival
The representations, warranties and covenants of the Partners contained in this Article 14 survive the execution and delivery of this Agreement and continue in full force and effect with respect to each Partner until it ceases to be bound by the provisions of this Agreement.
ARTICLE 15
GENERAL

15.1	Limited Partner not a General Partner
If any provision of this Agreement has the effect of imposing upon any Limited Partner any of the liabilities or obligations of a general partner under the Act, such provision will be deemed to be of no force and effect and severed from the remainder of this Agreement.

15.2	Agreement to be Bound
Each Person who becomes a Limited Partner must concurrently with becoming a Limited Partner execute and deliver to the Partnership a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the Parties, agreeing to be bound by this Agreement, including making the representations and warranties contained in Article 14.

15.3	Entire Agreement
This Agreement, together with the Shareholder Agreement, the Manager Shareholder Agreement and the Management Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written (including the Original Limited Partnership Agreement). There are no conditions, representations, warranties or other agreements between the Parties with respect to the subject matter hereof, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement, the Shareholder Agreement, the Manager Shareholder Agreement and the Management Agreement. Any actions taken by the General Partner in its own capacity or the General Partner in its capacity as the general partner of the Partnership, including the entering into or the amendment, waiver or termination of any Related Party Contract pursuant to Section 4.3, shall be subject to the applicable provisions of the Shareholder Agreement, the Manager Shareholder Agreement and the Management Agreement, and any action taken by the Manager in violation of any provision of the Shareholder Agreement, the Manager Shareholder Agreement or the Management Agreement shall be null and void ab initio.

15.4	Amendment

(1)	This Agreement may be amended at any time in writing by the General Partner without prior notice to or consent from any Limited Partner if such amendment is made to:

(a)
reflect a change that, in the sole discretion of the General Partner, is reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the Limited Partners have limited liability under Applicable Laws;

(b)
reflect a change that, in the sole discretion of the General Partner, is reasonable, necessary or appropriate to enable the Partnership to take advantage of, or not be detrimentally affected by, changes in any taxation laws;

(c)
remove any conflicts or other inconsistencies which may exist between any terms of this Agreement and any provisions of any Applicable Law applicable to the establishment or maintenance of the Partnership; or

(d)	ensure or continue compliance with Applicable Laws or requirements of any Governmental Agency having jurisdiction over the Partnership.

(2)	The General Partner will notify the Limited Partners of any amendment to this Agreement within a reasonable time following the effective date of the amendment.

(3)	Amendments not contemplated in Section 15.4(1) above will only be made by a written instrument signed by the General Partner and the Limited Partners.

15.5	Rights of Set-Off
Notwithstanding anything in this Agreement to the contrary, the Partnership and the General Partner shall have the right to set off against any amount that would otherwise have been paid to a Limited Partner hereunder, any amount owing by the Limited Partner to the Partnership, including any amount owing as a result of a breach by the Limited Partner of its obligations hereunder.

15.6	Waiver
A waiver of any default, breach or non-compliance under this Agreement is not effective unless it is in writing and signed by the Party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-compliance or by anything done or omitted to be done by that Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance, whether of the same or any other nature.

15.7	Governing Law
This Agreement will be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without reference to conflicts of law principles). Each of the Parties irrevocably attorns to the jurisdiction of the courts of the Province of Ontario but nothing in this Agreement will preclude any Party from bringing suit or taking other legal action in any other jurisdiction.

15.8	Severability
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.9	Time of Essence
Time will be of the essence of this Agreement in all respects.

15.10	Further Assurances
Each Party will promptly do, execute and deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that any other Party may reasonably require for the purpose of giving effect to this Agreement.

15.11	Notice

(1)
Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be effectively given and made if delivered or sent by facsimile to the applicable address or facsimile number set out below:

(i)	to Pattern:
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

Attention:    General Counsel

Facsimile:    415-362-7900

(ii)	to PSP:
Public Sector Pension Investment Board

1250 René-Lévesque Blvd. West

Suite 1400

Montreal, Québec H3B 5E9
Attention:    Managing Director, Infrastructure Investments
Email:        vertuousenergy@investpsp.ca and legalnotices@investpsp.ca
with a copy (which shall not constitute notice) to:
Davies Ward Phillips & Vineberg LLP
1501, avenue McGill College

26th Floor

Montréal, Québec H3A 3N9
Attention:    Franziska Ruf

Email:        fruf@dwpv.com

(iii)	to the General Partner:
c/o Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111

Attention:    General Counsel

Facsimile:    415-362-7900

(2)
Any notice or other communication so given will be deemed to have been given and received on the day of delivery, if delivered, or on the day of faxing, if faxed, provided that such day is a Business Day and such notice or other communication is so delivered or faxed by 4:00 p.m. (local time at the place of receipt) on such day. Otherwise, such notice or communication will be deemed to have been given and received on the next following Business Day. Any such notice or other communication given in any other manner will be deemed to have been given and received only upon actual receipt. Without in any way limiting the foregoing, each Party shall, to the extent possible, send a copy by e-mail of each notice, request, demand or communication given in accordance with the foregoing to each recipient thereof; provided that the sending of (or failure to send) a copy of such notice, request, demand or communication by e-mail shall in no way affect the validity of such notice, request, demand or communication or the interpretation as to when such notice, request, demand or communication is deemed to be received pursuant to this Section 15.11.

(3)	Any Party may from time to time change its address, contact name or facsimile number under this Section 15.11 by notice to the other Parties given in the manner provided by this Section 15.11.

15.12	Benefit/Binding
This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

15.13	Dispute Resolution Procedure
Except as otherwise provided for in Section 12.1(7) of this Agreement, if any dispute, claim, question or differences arises out of or in relation to this Agreement, or any breach hereof, (a “Dispute”) the Parties to this Agreement shall each use commercially reasonable efforts to settle the Dispute prior to resorting to commencing a proceeding in respect of such Dispute ( “Initial Good Faith Discussions”). Notwithstanding the foregoing, if the Dispute is not resolved within ten (10) days of commencing such Initial Good Faith Discussions, the Parties shall refer such Dispute to their respective senior representatives, who shall in turn use commercially reasonable efforts to settle the Dispute (the “Escalated Good Faith Discussions”). If such Dispute remains unresolved following the date that is ten (10) days following the commencement of the Escalated Good Faith Discussions, any Party may, following delivery of written notice to the other Party or Parties, as applicable, commence an action in respect of such Dispute.

15.14	Assignment
No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement unless approved by the General Partner and the Limited Partners, except where such assignment or transfer is being made together with the Transfer of its Units in accordance with this Agreement.

15.15	Legend on Certificates
All certificates representing Units will have a legend endorsed on them substantially as follows:
“There are restrictions on the right to transfer the Units represented by this certificate. In addition, such Units are subject to an Amended and Restated Limited Partnership Agreement dated as of August 10, 2018 between Pattern Canada Finance Company ULC, Vertuous Energy Canada Inc. and Pattern MSM GP Holdings Inc., as amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof.”

15.16	Remedies
The Parties acknowledge and agree that all restrictions contained in this Agreement are reasonable and valid and that all defences to the strict enforcement of such restrictions are hereby waived, and that the rights, privileges, restrictions and conditions set forth in this Agreement are special and unique such that a breach of any such rights, privileges, restrictions or conditions cannot adequately be compensated for by an award of damages. Accordingly, any Party will be entitled to temporary and permanent injunctive relief and to an order for specific performance against every other Party that is in breach of this Agreement without having to prove damages. Any remedy this Agreement sets forth or contemplates will be in addition to and not in substitution for or dependent upon any other remedy.

15.17	Withholding
Anything to the contrary notwithstanding, all payments that the Partnership is required to make under this Agreement to a Partner will be subject to withholding of such amounts relating to income taxes, employment insurance premiums, Canada pension plan contributions, workers’ compensation premiums, other taxes and other amounts as the Partnership may reasonably determine it must withhold pursuant to any Applicable Law. In lieu of withholding such amounts, in whole or in part, the Partnership may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such amounts have been satisfied.

15.18	Expenses
Each Limited Partner will pay its own legal and other costs and expenses incurred in connection with the negotiation and finalization of this Agreement.

15.19	Independent Advice
Each of the Limited Partners acknowledges that it has received or waived the opportunity to receive independent legal and tax advice in connection with this Agreement and with owning its respective Units.

15.20	Counterparts
This Agreement may be executed by facsimile or in portable document format (pdf) and delivered electronically and in two or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

Amended and Restated Limited Partnership Agreement MSM LP Holdings LP

15.21	Corporate Opportunities, Waiver of Fiduciary Duties, Etc.
To the maximum extent permitted by Applicable Law, no Limited Partner will have any fiduciary duties to any other Partner of the Partnership, including as may result from a conflict of interest between any of PEGI, Pattern, PSP and the Partnership.
(remainder of page intentionally blank)

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as of the date first written above.

PATTERN MSM GP HOLDINGS INC.
Per:	/s/ Andrew Collingwood
Name: Andrew Collingwood
Title: Vice President

PATTERN CANADA FINANCE COMPANY ULC
Per:	/s/ Andrew Collingwood
Name: Andrew Collingwood
Title: Vice President

VERTUOUS ENERGY CANADA INC.
Per:	/s/ Jean Daigneault
Name: Jean Daigneault
Title: Authorized Signatory

/s/ Michael Larkin
Name: Michael Larkin
Title: Authorized Signatory

SCHEDULE “A”
CURRENT CAPITAL CONTRIBUTIONS AND CURRENT UNITS HELD BY THE PARTNERS

Partner	Capital Contributions	Number of Units	Percentage of Units
Pattern MSM GP Holdings Inc.	$21,999.98	21,999.98	0.02%
Pattern Canada Finance Company ULC	$56,088,943.40	56,088,943.40	50.99%
Vertuous Energy Canada Inc.	$53,888,945.62	53,888,945.62	48.99%

SCHEDULE “B”
PROJECT AGREEMENTS
any lease or other type of agreement granting long-term real property tenure rights that is material to the Project, taken as a whole;
ii.    applicable third-party partnership agreements (including agreements with tax equity partners).
iii.    the engineering, procurement and construction agreement, balance-of-plant construction contract or similar agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
iv.    the turbine supply agreement or similar material equipment supply agreement and related guarantee (but only to the extent adversely affecting the warranty provisions thereof);
v.    the service and maintenance agreement or similar agreement entered into in respect of the wind turbines or any other material equipment;
vi.    long-term power purchase agreement, long-term energy hedge agreement or similar agreement entered into with any off-taker to purchase electricity or other products from the Project Partnership;
vii.    the interconnection agreement;
viii.    agreements evidencing indebtedness of the types described in clause (h) in Schedule “B” of the Shareholder Agreement;
ix.    any other Contract that affects the Operating Period to which the Project General Partner on its own behalf or on behalf of the Project Partnership is a party or by which such Person, or any of its assets is bound and that:
1.    limits the freedom of the Project General Partner, the Project Partnership or any of their Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, in a manner that is material to the Project, taken as a whole;
2.    is with Pattern Energy Group LP or any of its Affiliates that is material to the Project, taken as a whole; or
3.    the entry into or loss of which would result in a material adverse effect.
“Operating Period” means, in respect of the Project, the period commencing on COD.

SCHEDULE “C”
FORM OF UNIT CERTIFICATE
See attached.